Exhibit 10.1

Execution Version

BACKSTOP COMMITMENT AGREEMENT

AMONG

HORNBECK OFFSHORE SERVICES, INC.

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of May 13, 2020

i

BACKSTOP COMMITMENT AGREEMENT

This BACKSTOP COMMITMENT AGREEMENT (including exhibits and schedules attached hereto and incorporated herein, this “Agreement”), dated as of May 13, 2020, is made by and among (i) Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), on behalf of itself and certain of its subsidiaries as set forth on Schedule 2 (each, a “Debtor” and collectively, the “Debtors”), on the one hand, and (ii) in each case in their capacity as such, the Consenting Unsecured Noteholders (as defined below) (the “Unsecured Commitment Parties”), the Consenting First Lien Lenders (as defined below) (the “First Lien Commitment Parties”) and the Consenting Second Lien Lenders (as defined below) (the “Second Lien Commitment Parties” and, together with the First Lien Commitment Parties, the “Secured Commitment Parties” and, collectively with the Unsecured Commitment Parties, each a “Commitment Party” and, collectively, the “Commitment Parties”) each as set forth on Schedule 1 hereto (as such list may be amended, supplemented or modified from time to time in accordance with this Agreement, including Sections 3 and 4 hereof), on the other hand. The Company and each Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, the Debtors have entered into a Restructuring Support Agreement, dated as of April 10, 2020 by and among (i) the Debtors, (ii) the holders, or the managers, beneficial holders, general partners or investment advisors of such holders, of claims derived from, based upon, or arising under the ABL Credit Agreement (such holders, or the managers, beneficial holders, general partners or investment advisors acting on behalf of such holders, the “Consenting ABL Lenders”), (iii) the holders, or the managers, beneficial holders, general partners or investment advisors of such holders, of claims derived from, based upon, or arising under the First Lien Credit Agreement (such holders, or the managers, beneficial holders, general partners or investment advisors acting on behalf of such holders, the “Consenting First Lien Lenders”), (iv) the holders, or the managers, beneficial holders, general partners or investment advisors of such holders, of claims derived from, based upon, or arising under the Second Lien Credit Agreement (such holders, or the managers, beneficial holders, general partners or investment advisors acting on behalf of such holders, the “Consenting Second Lien Lenders” and together with the Consenting ABL Lenders and the Consenting First Lien Lenders, the “Consenting Secured Lenders”), and (v) the holders, or the managers, beneficial holders, general partners or investment advisors of such holders, of claims derived from, based upon, or arising under the Unsecured Notes Indentures (as defined in the RSA) (such holders, or the managers, beneficial holders, general partners or investment advisors acting on behalf of such holders, the “Consenting Unsecured Noteholders”) (such agreement, as may be amended, restated, supplemented or otherwise modified from time to time, including all the exhibits thereto, the “RSA”), which provides for the restructuring of the Company’s capital structure and financial obligations pursuant to a “prepackaged” plan of reorganization (as it may be amended, modified or supplemented from time to time as provided in the RSA, the “Plan”). The Debtors will file (or, in the case of HOS WELLMAX Services, LLC, have already filed) voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§

101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (together with any court with jurisdiction over the Chapter 11 Cases, the “Bankruptcy Court”) (the date of such filings being referred to herein as the “Petition Date”) and will seek confirmation of the Plan;

WHEREAS, subject to the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”), consummation of the Plan, and the other conditions specified in Section 10 and Section 11 hereof, prior to or on the effective date of the Plan (the “Plan Effective Date”), the Reorganized Company will offer and sell shares of the New Equity (or warrants issued in lieu thereof in accordance with the Rights Offering Procedures (as defined below) and the Plan (the “Jones Act Warrants”)) issued pursuant to the Rights Offering and this Agreement (excluding New Equity and Jones Act Warrants issued as the Backstop Commitment Premium (as defined below)) to Eligible Holders (as defined below) of Eligible Claims (as defined below) at an aggregate purchase price (excluding the Backstop Commitment Premium) of up to $100 million (the “Rights Offering Amount”) at a price per share equal to $10.00 (such price, the “Per Share Price”), which may be subscribed for by Eligible Holders of Eligible Claims as of a date and time mutually agreed between the Company and the Required Commitment Parties for the determination of the holders entitled to participate in the Rights Offering (the “Subscription Record Date”) of which (A)(i) 75% shall be offered pro rata to all holders of Allowed 2020 Notes Claims and/or Allowed 2021 Notes Claims, as applicable (individually and collectively, the “Allowed Unsecured Notes Claims” and such shares of New Equity (or Jones Act Warrants issued in lieu thereof), the “Unsecured Rights Offering Shares”) and (ii) 25% shall be offered (x) first, pro rata to all holders of Allowed Second Lien Claims, (such shares of New Equity (or Jones Act Warrants issued in lieu thereof), the “Second Lien Rights Offering Shares”) and (y) thereafter, any portion of such 25% not subscribed for by the holders of Allowed Second Lien Claims shall be offered pro rata to all holders of Allowed First Lien Claims (such shares of New Equity (or Jones Act Warrants issued in lieu thereof), the “First Lien Rights Offering Shares” and, together with the Second Lien Rights Offering Shares, the “Secured Rights Offering Shares” and, collectively with the Unsecured Rights Offering Shares, the “Rights Offering Shares”), and (B)(i) each Unsecured Commitment Party commits (such commitment, the “Unsecured Backstop Commitment”) to purchase on a several and not joint basis, and the Company will sell to such Unsecured Commitment Party, the Unsecured Rights Offering Shares (based on the Per Share Price) that are not purchased by holders of Allowed Unsecured Notes Claims as part of the Rights Offering (the “Unsecured Backstop Shares”) as set forth on Schedule 1 opposite such Unsecured Commitment Party’s name (as amended, supplemented or modified from time to time in accordance with this Agreement, including Sections 3 and 4 hereof) (each, an “Unsecured Backstop Commitment Percentage”) and (ii) each Secured Commitment Party commits (such commitment, the “Secured Backstop Commitment” and, together with the Unsecured Backstop Commitment, the “Backstop Commitments”) to purchase on a several and not joint basis, and the Company will sell to such Secured Commitment Party, the Secured Rights Offering Shares (based on the Per Share Price) that are not purchased by holders of Allowed First Lien Claims or holders of Allowed Second Lien Claims as part of the Rights Offering (the “Secured Backstop Shares” and, together with the Unsecured Backstop Shares, the “Backstop Shares”) as set forth on Schedule 1 opposite such

Secured Commitment Party’s name (as amended, supplemented or modified from time to time in accordance with this Agreement, including Sections 3 and 4 hereof) (each, a “Secured Backstop Commitment Percentage” and, collectively with the Unsecured Backstop Commitment Percentages, the “Backstop Commitment Percentages”) (such rights offering that is backstopped by the Commitment Parties, the “Rights Offering”);

WHEREAS, as consideration for their respective Backstop Commitments, the Company has agreed, subject to the terms, conditions and limitations set forth herein, to pay the Commitment Parties, on the Plan Effective Date, the Backstop Commitment Premium; and

WHEREAS, for purposes of this Agreement, “Required Commitment Parties” shall mean, as of the date of determination, each of (i) the Unsecured Commitment Parties holding at least a majority in aggregate amount of the Unsecured Backstop Commitments of all Unsecured Commitment Parties (excluding any Defaulting Commitment Parties and their corresponding Backstop Commitments) (the “Required Unsecured Commitment Parties”) and (ii) the Secured Commitment Parties (including at least two unaffiliated Secured Commitment Parties) holding at least a majority in aggregate amount of the Secured Backstop Commitments of all Secured Commitment Parties (excluding any Defaulting Commitment Parties and their corresponding Backstop Commitments) (the “Required Secured Commitment Parties” and, together with the Required Unsecured Commitment Parties, the “Required Commitment Parties”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Commitment Parties agree as follows:

Section 1.    THE RIGHTS OFFERING. Subject to the terms and conditions hereof, the Rights Offering will be conducted in accordance with the 4(a)(2) Second Lien Rights Offering Procedures, 4(a)(2) 2020 Notes Rights Offering Procedures, 4(a)(2) 2021 Notes Rights Offering Procedures and 1145 Rights Offering Procedures attached as Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4 hereto, respectively (individually and collectively, the “Rights Offering Procedures”), as applicable, and as follows:

(a)    Pursuant to the RSA, the Plan and the Rights Offering Procedures, each holder of an Allowed First Lien Claim, an Allowed Second Lien Claim and/or an Allowed Unsecured Notes Claim (individually and collectively, the “Allowed Claims”) that is both (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act (an “Accredited Investor”) or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”) and (ii) holds (A) an Allowed First Lien Claim in an aggregate amount of at least $50,000, (B) an Allowed Second Lien Claim in an aggregate amount of at least $50,000, (C) an Allowed 2020 Notes Claim in an aggregate amount of at least $50,000, or (D) an Allowed 2021 Notes Claim in an aggregate amount of at least $50,000 (each such holder, solely with respect to each Allowed Claim identified in (A) through (D), an “Eligible Holder” with respect to such Allowed Claim) as of the Subscription Record Date will receive First Lien Subscription Rights, Second Lien Subscription Rights and/or Noteholder Subscription Rights, as applicable (individually and collectively,

“Subscription Rights”), with respect to the Allowed Claims held or beneficially held by such Eligible Holder as of the Subscription Record Date (the “Eligible Claims”) to subscribe for its pro rata share (measured as the amount of Allowed First Lien Claims, Allowed Second Lien Claims, Allowed 2020 Notes Claims or Allowed 2021 Notes Claims that, in each case, are Eligible Claims held by such Eligible Holder as compared to the aggregate amount of the applicable Allowed First Lien Claims, Allowed Second Lien Claims, Allowed 2020 Notes Claims or Allowed 2021 Notes Claims, respectively, held by all holders of the respective Allowed Claims) of the Rights Offering Shares.

(b)    Subject to the terms and conditions of this Agreement, the Company hereby undertakes to offer (i) Rights Offering Shares for subscription by Eligible Holders of Eligible Claims pursuant to the RSA, the Rights Offering Procedures and the Plan and (ii) Backstop Shares for subscription by the Commitment Parties pursuant to the RSA and the Plan.

(c)    The Reorganized Company will issue Subscription Rights to the Commitment Parties and the other Eligible Holders to purchase the Rights Offering Shares at the Per Share Price on the terms set forth herein. As of the Subscription Record Date (A)(i) each Eligible Holder of Allowed Unsecured Notes Claims will receive a Subscription Right to subscribe for its pro rata share of the Unsecured Rights Offering Shares, (ii) each Eligible Holder of Allowed First Lien Claims will receive a Subscription Right to subscribe for its pro rata share of the First Lien Rights Offering Shares and (iii) each Eligible Holder of Allowed Second Lien Claims will receive a Subscription Right to subscribe for its pro rata share of the Second Lien Rights Offering Shares and (B)(i) each Unsecured Commitment Party will receive a Subscription Right to subscribe for its pro rata share of the Unsecured Backstop Shares based on its Unsecured Backstop Commitment Percentage and (ii) each Secured Commitment Party will receive a Subscription Right to subscribe for its pro rata share of the Secured Backstop Shares based on its Secured Backstop Commitment Percentage.

(d)    (1) The Reorganized Company will provide, or cause to be provided, to each Eligible Holder of Eligible Claims a 4(a)(2) Second Lien Subscription Form, 4(a)(2) 2020 Notes Beneficial Holder Subscription Form, 4(a)(2) 2021 Notes Beneficial Holder Subscription Form or 1145 Subscription Form, as applicable, in accordance with the applicable Rights Offering Procedures (individually and collectively, the “Rights Offering Subscription Form”), whereby each Eligible Holder of Eligible Claims may exercise its Subscription Rights in whole or in part, provided that such Eligible Holder of Eligible Claims (i) timely and properly executes and delivers (or arranges for the delivery of) (x) its Rights Offering Subscription Form with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable, and accredited investor questionnaire in the form provided with the Rights Offering Procedures (the “Investor Questionnaire”) to the subscription agent for the Rights Offering selected by the Company (the “Subscription Agent”) in advance of the Subscription Expiration Deadline (as defined below) and, (y) if applicable, an affidavit of U.S. citizenship in the form provided with the Rights Offering Procedures and any other documentation as the Company, in consultation with the Required Commitment Parties, deems advisable to fulfil the purpose or implement the provisions of the organizational documents of the Reorganized Company (the “Governing Documents”) in

order to maintain compliance with the Jones Act (collectively, the “Requisite Documentation”) to the Subscription Agent by the Subscription Expiration Deadline, and (ii) (A) if such Eligible Holder is not a Commitment Party, such Eligible Holder pays the aggregate purchase price of the Rights Offering Shares elected to be purchased by the Eligible Holder of Eligible Claims by wire transfer of immediately available funds prior to the Subscription Expiration Deadline to an account established by the Subscription Agent for the Rights Offering or (B) if such Eligible Holder is a Commitment Party, such Commitment Party pays, in accordance with Section 1(g), the aggregate purchase price of its Rights Offering Shares and its Backstop Shares.

(1)    The Secured Commitment Parties will be permitted to assign their respective Subscription Rights to an Eligible Holder of Eligible Claims, which Subscription Rights may, for the avoidance of doubt, be detached from the underlying Allowed Claims.

(2)    For purposes of this Agreement, the “Subscription Expiration Deadline” means 5:00 p.m. New York City time on such date that is specified in the Rights Offering Procedures or such later date as the Company, subject to the written approval of the Required Commitment Parties, may specify in a notice provided to the Eligible Holders of Eligible Claims before 9:00 a.m. New York City time on the Business Day before the then-effective Subscription Expiration Deadline. For purposes of this Agreement, “Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close.

(e)    Subject to Section 24, on the Plan Effective Date, the Reorganized Company will issue Rights Offering Shares consisting of New Equity (or Jones Act Warrants issued in lieu thereof) to the Eligible Holders of Eligible Claims with respect to which Subscription Rights were validly exercised by such Eligible Holders of Eligible Claims. The portion of Rights Offering Shares issued to an Eligible Holder who elects to acquire such Rights Offering Shares shall be rounded down to the nearest whole share, and the purchase price payable therefor shall be adjusted accordingly. No compensation will be paid, whether in cash or otherwise, in respect of any rounded-down amounts.

(f)    If the Subscription Agent for any reason does not receive from an Eligible Holder of Eligible Claims both a timely and duly completed Rights Offering Subscription Form (with accompanying IRS Form W-9 or appropriate Form W-8, as applicable, and Investor Questionnaire) and timely payment for the Rights Offering Shares being purchased by such Eligible Holder of Eligible Claims, the Rights Offering Procedures shall provide that, unless otherwise approved in writing by the Company and the Required Commitment Parties, such Eligible Holder of Eligible Claims shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

(g)    As soon as reasonably practicable following the Subscription Expiration Deadline (but no later than the tenth (10th) Business Day following the Subscription Expiration Deadline), the Company hereby agrees and undertakes to deliver by email delivery a written notice (the “Funding Notice”) (a) to each Unsecured Commitment Party of: (i) the number of Unsecured Rights Offering Shares that such Commitment Party has subscribed to purchase pursuant to such Unsecured Commitment Party’s Rights Offering Subscription Form and the aggregate purchase price therefor; (ii) the aggregate number of Unsecured Backstop Shares, if any, and the aggregate purchase price therefor; (iii) the aggregate number of Unsecured Backstop Shares to be purchased by such Unsecured Commitment Party based upon such Unsecured Commitment Party’s Unsecured Backstop Commitment Percentage and the aggregate purchase price therefor (individually and in the aggregate for all Unsecured Commitment Parties, as the context may require, the “Unsecured Funding Amount”); (b) to each Secured Commitment Party of: (i) the number of Secured Rights Offering Shares that such Commitment Party has subscribed to purchase pursuant to such Secured Commitment Party’s Rights Offering Subscription Form (which, for the avoidance of doubt, shall reflect any reduction in the number of Rights Offering Shares subscribed for as a result of the exercise of Subscription Rights by holders of Allowed Second Lien Claims) and the aggregate purchase price thereof; (ii) the aggregate number of Secured Backstop Shares, if any, and the aggregate purchase price therefor; (iii) the aggregate number of Secured Backstop Shares to be purchased by such Secured Commitment Party based upon such Secured Commitment Party’s Secured Backstop Commitment Percentage and the aggregate purchase price therefor (individually and in the aggregate for all Secured Commitment Parties, as the context may require, the “Secured Funding Amount” and collectively with the Unsecured Funding Amount, the “Funding Amount”); (c) to each Commitment Party of wire instructions for a segregated account (the “Funding Account”) established with an escrow agent reasonably acceptable to the Required Commitment Parties or the Subscription Agent to which such Commitment Party shall deliver an amount equal to its Funding Amount; and (d) to each Commitment Party of the deadline for delivery of the Funding Amount, which shall be no later than three (3) Business Days before the expected Plan Effective Date (the “Funding Deadline”); provided that the Funding Deadline shall be a minimum of five (5) Business Days after the date of the Funding Notice (unless an earlier date is required to ensure the Funding Deadline is no later than three (3) Business Days before the expected Plan Effective Date). Each Commitment Party shall deliver and pay its applicable portion of the Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Funding Account by the Funding Deadline. If this Agreement is terminated pursuant to Section 13 after such delivery, such funds shall be released to the applicable Commitment Party, without any interest accrued thereon, promptly following such termination, but in any event within seven (7) Business Days following such termination. If the number of Rights Offering Shares subscribed for by a Secured Commitment Party is reduced as a result of the exercise of Subscription Rights by holders of Allowed Second Lien Claims (such unreceived Rights Offering Shares, the “Excess Rights Offering Shares”), that portion of the aggregate purchase price attributable to the Excess Rights Offering Shares will be returned, without interest, to the applicable Commitment Party as soon as reasonably practicable, but in any event within seven (7)  Business Days after the Funding Deadline.

Section 2.    THE BACKSTOP COMMITMENTS.

(a)    On the basis of the representations and warranties contained herein, but subject to the satisfaction or waiver of the conditions set forth in Section 10, each of the Commitment Parties, severally and not jointly, agrees to purchase, in accordance with

Section 1(g), (A) if such Commitment Party is a Secured Commitment Party, all of its Secured Backstop Commitment Percentage of the Secured Backstop Shares at the aggregate purchase price therefor based upon the Per Share Price and (B) if such Commitment Party is an Unsecured Commitment Party, all of its Unsecured Backstop Commitment Percentage of the Unsecured Backstop Shares at the aggregate purchase price therefor based on the Per Share Price.

(b)    On the basis of the representations and warranties herein contained, and subject to the entry by the Bankruptcy Court of an order approving the transactions contemplated by this Agreement (which may be the Confirmation Order) (the “Backstop Commitment Agreement Order”), as consideration for the Backstop Commitments and the other undertakings of the Commitment Parties herein, the Reorganized Company will pay to the Commitment Parties, in the aggregate, and free and clear of any withholding or deduction for any applicable Taxes, on the Plan Effective Date, a nonrefundable premium in an aggregate amount equal to 5.0% of the Rights Offering Amount (the “Backstop Commitment Premium”), which Backstop Commitment Premium shall be deemed fully earned by the Commitment Parties upon the execution of this Agreement, in the form of shares of New Equity (it being understood and agreed that any reference to New Equity issued pursuant to the Backstop Commitment Premium shall be deemed to include any Jones Act Warrants that may be issued in lieu of such New Equity), issued at a price per share equal to $9.65 (subject to downward adjustment if the DIP Exit Backstop Premium is payable; provided that the number of shares of New Equity issuable in respect of the Backstop Commitment Premium shall be correspondingly increased), which shall be allocated among the Commitment Parties pro rata based on each Commitment Party’s Backstop Commitment Percentage; provided that, if the Plan Effective Date does not occur, then, the Backstop Commitment Premium shall, subject to Section 13(g), be payable, in cash, upon any termination hereof pursuant to Section 13. Pursuant to the Backstop Commitment Agreement Order, the Backstop Commitment Premium shall constitute an allowed administrative expense of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code.

(c)    Expense Reimbursement. The Company shall promptly pay in cash as and when invoiced the Commitment Party Fees and Expenses incurred from the date hereof through the termination of this Agreement (such payment obligations, collectively, the “Expense Reimbursement”). Notwithstanding anything to contrary in this Agreement, this Section 2(c) shall survive the termination of this Agreement. For purposes of this Agreement, “Commitment Party Fees and Expenses” shall mean the reasonable and documented fees and expenses of the Commitment Party Representatives on the efforts to implement the Restructuring Transactions (as defined in the RSA), including the transactions contemplated in this Agreement, and including, without limitation, any restructuring or completion fees contemplated therein; and “Commitment Party Representatives” shall mean Davis Polk & Wardwell LLP, Ducera Partners LLC, Porter Hedges LLP, Creel, García-Cuéllar, Aiza y Enriquez, S.C., Blank Rome LLP and any other local and special counsel to the Secured Lender Group (as defined in the RSA), Milbank LLP, Seward & Kissel LLP, any local counsel to the Noteholder Committee (as defined in the RSA), and, to the extent the Plan Effective Date occurs, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Moelis & Company.

(d)    On the Plan Effective Date, (i) each of the Commitment Parties shall purchase such amounts of Rights Offering Shares and Backstop Shares as are listed in the Funding Notice and (ii) the Reorganized Company shall sell to each of the Commitment Parties such amounts of Rights Offering Shares and Backstop Shares for which such Commitment Party has funded its portion of the Funding Amount, without prejudice to the rights of the Reorganized Company or the Commitment Parties to seek later an upward or downward adjustment if the amount of Rights Offering Shares and/or Backstop Shares in such Funding Notice is inaccurate and in such event, the respective obligations to fund additional purchase price, refund the applicable portion of the purchase price or issue additional Rights Offering Shares and/or Backstop Shares, as applicable, shall survive notwithstanding such Funding Notice.

(e)    Subject to the terms of the Plan, delivery of the Rights Offering Shares and Backstop Shares will be made by the Reorganized Company to the respective Commitment Parties on the Plan Effective Date upon the release of the applicable portion of the Funding Amount of such Commitment Party from the Funding Account, upon which time such funds shall be delivered to the Reorganized Company by wire transfer of immediately available funds to the account specified by the Reorganized Company to the Commitment Parties at least twenty-four (24) hours in advance.

(f)    Delivery of the shares of New Equity in connection with the Backstop Commitment Premium (to the extent the Backstop Commitment Premium is payable in New Equity) will be made by the Reorganized Company to the respective Commitment Parties on the Plan Effective Date.

(g)    Each of the Parties intends that, for U.S. federal income tax purposes, the Backstop Commitment Premium, whether payable in shares of the New Equity or, upon the termination of this Agreement, payable in cash, shall be treated as a “put premium” paid to the Commitment Parties (the “Intended Tax Treatment”). Each party shall file all tax returns consistent with, and take no position inconsistent with such treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”). From and after the date of this Agreement, none of the parties shall, nor shall they permit any of their subsidiaries or Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action, which action or omission could cause the transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment.

Section 3.    TRANSFER OF BACKSTOP COMMITMENT.

(a)    Each Commitment Party’s Backstop Commitment shall only be transferable, in whole or in part, to a Permitted Transferee (as defined below) or pursuant to Section 3(c); provided that the transferring Commitment Party shall give notice of its intent to transfer its Backstop Commitment (other than to a Related Fund (as defined below)), whether in whole or in part (“Backstop Transfer Notice”), to the Company and the non-transferring Commitment Parties and (i) if the transferring Commitment Party is a Secured Commitment Party, each non-transferring Secured Commitment Party shall have a right, but not an obligation, for a period of two (2) days following receipt of the Backstop Transfer Notice to purchase up to its pro rata share of such Backstop Commitment based on the proportion of its Secured Backstop Commitment to the aggregate amount of Secured Backstop Commitments of all non-transferring Secured Commitment Parties purchasing such transferring Secured Commitment Party’s Secured Backstop Commitment, on the terms described in the Backstop Transfer Notice and (ii) if the transferring Commitment Party is an Unsecured Commitment Party, each non-transferring Unsecured Commitment Party shall have a right, but not an obligation, for a period of two (2) days following receipt of the Backstop Transfer Notice to purchase up to its pro rata share of such Backstop Commitment based on the proportion of its Unsecured Backstop Commitment to the aggregate amount of Unsecured Backstop Commitments of all non-transferring Unsecured Commitment Parties purchasing such transferring Unsecured Commitment Party’s Unsecured Backstop Commitment, on the terms described in the Backstop Transfer Notice. If any non-transferring Secured Commitment Party or Unsecured Commitment Party, as applicable, does not elect to purchase its full pro rata share of the Secured Backstop Commitment or Unsecured Backstop Commitments, as applicable, offered in the Backstop Transfer Notice, then each non-transferring Secured Commitment Party or Unsecured Commitment Party, as applicable, that elected to purchase its full pro rata share of the Secured Backstop Commitment or Unsecured Backstop Commitment, as applicable, proposed to be transferred shall have a right, but not an obligation, for a period of two (2) days following the expiration of the period set forth in clauses (a)(i) and (a)(ii) above (the “Transfer Over-subscription Period”), to purchase its pro rata share of the unsubscribed portion of the Secured Backstop Commitments or Unsecured Backstop Commitments, as applicable, proposed to be transferred in such Backstop Transfer Notice based on the proportion of its Secured Backstop Commitments or Unsecured Backstop Commitments, as applicable, to the aggregate amount of Secured Backstop Commitments or Unsecured Backstop Commitments, as applicable, of all non-transferring Secured Commitment Parties or Unsecured Commitment Parties, as applicable, purchasing such unsubscribed portion pursuant to this sentence.

(b)    In the event that following the elections described in Section 3(a), the non-transferring Secured Commitment Parties or Unsecured Commitment Parties, as applicable, do not elect to purchase all of the Backstop Commitment offered in the Backstop Transfer Notice, any other non-transferring Commitment Party shall have a right, but not an obligation, for a period of two (2) days following the expiration of the Transfer Over-subscription Period (the “Secondary ROFR Period”), to purchase its pro rata share of the remaining unsubscribed portion of the Backstop Commitments proposed to be transferred in such Backstop Transfer Notice based on the proportion of its Backstop Commitment to the aggregate amount of Backstop Commitments of all non-transferring Commitment Parties purchasing such transferring Commitment Party’s Backstop Commitment that are offered an opportunity to purchase such transferring Commitment Party’s Backstop Commitment pursuant to this sentence (each, a “Secondary ROFR Offeree”), on the terms described in the Backstop Transfer Notice. If any Secondary ROFR Offeree does not elect to purchase its full pro rata share of the Backstop Commitment offered in the Backstop Transfer Notice, then each Secondary ROFR Offeree that elected to purchase its full pro rata share of the Backstop Commitment proposed to be transferred shall have a right, but not an obligation, for a period of two (2) days following the expiration of the Secondary

ROFR Period, to purchase its pro rata share of the remaining unsubscribed portion of the Backstop Commitments proposed to be transferred in such Backstop Transfer Notice based on the proportion of its Backstop Commitments to the aggregate amount of Backstop Commitments of all Secondary ROFR Offerees purchasing such remaining unsubscribed portion pursuant to this sentence. In the event that following the elections described above, the non-transferring Commitment Parties do not elect to purchase all of the Backstop Commitment offered in the Backstop Transfer Notice, the transferring Commitment Party shall have the right to complete such transfer to any Permitted Transferee at a price no lower than the price set forth in the Backstop Transfer Notice and on other terms and conditions that are at least as favorable in the aggregate to such transferring Commitment Party as such other terms and conditions set forth in the Backstop Transfer Notice.

(c)    Any Permitted Transferee of the Backstop Commitment shall agree in writing to be bound by the representations, warranties, covenants and obligations of such transferring Commitment Party under this Agreement and the RSA and any Permitted Transferee (other than a Related Fund) shall, as a condition of such transfer, provide the Company and the non-transferring Commitment Parties with evidence reasonably satisfactory to the Required Commitment Parties (excluding any transferring Commitment Party) in consultation with the Company that such transferee is capable of fulfilling such obligations (including the ability of such Permitted Transferee to fund the entire amount of its existing Backstop Commitment plus the amount of the Backstop Commitment transferred to such Permitted Transferee), including the provision of Requisite Documentation to the Company in accordance with Section 1(d) and such financial information as may reasonably be requested by the Required Commitment Parties in consultation with the Company or their respective representatives. For purposes of this Agreement, “Permitted Transferee” means, with respect to any Commitment Party, (i) a Related Fund thereof, (ii) any other Commitment Party or any Related Fund thereof, and (iii) any other Person that is a party to the RSA or executes a joinder thereto that the Company and the Required Commitment Parties (excluding the transferring Commitment Party) determine in good faith is capable of fulfilling the obligations of this Agreement to be transferred (including making the necessary representations and warranties and agreeing to be bound by the covenants and obligations under this Agreement and the RSA); provided that the term “Permitted Transferee” does not include any Person (other than a Commitment Party, a Related Fund of a Commitment Party or a party to the RSA prior to such transfer) that is a Competitor of a Company Party (each as defined in the RSA), an Affiliate of a Competitor, or a “significant shareholder” (within the meaning of the RSA) of a Competitor.

(d)    Notwithstanding the foregoing, a Commitment Party may assign its Backstop Commitment to any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Commitment Party, an Affiliate thereof or the same investment manager, advisor or subadvisor as the Commitment Party or an Affiliate of such investment manager, advisor or subadvisor (other than any portfolio company of such Commitment Party) (each, a “Related Fund”) without submitting a Backstop Transfer Notice, in which case (x) such assigning Commitment Party shall notify the Company and the non-transferring Commitment Parties of such assignment and (y) such Related Fund transferee shall agree in writing to be bound by the representations, warranties, covenants and obligations of such transferring Commitment Party under this Agreement and the RSA and shall make the representations set forth in Section 6 hereof as of the date of such transfer as if it was a Commitment Party. Any assignment to a Related Fund pursuant to this Section 3(d) shall be subject to Section 24, and any such Related Fund shall submit the Requisite Documentation to the Company in accordance with Section 1(d). Solely in the case of transfers to a Related Fund, the assigning Commitment Party shall remain fully obligated for its Backstop Commitment (which, for the avoidance of doubt, includes such assigned amount). For purposes of this Agreement, (i) “Affiliate” shall mean with respect to any specified Person (as defined below), any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls (as defined below), is Controlled by or is under common Control with such specified Person and (ii) “Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “Controlled” and “under common Control with” shall have correlative meanings.

(e)    Any transferee pursuant to, and in accordance with, clauses (a), (b), (c) and (d) above shall be deemed a Commitment Party for all purposes of this Agreement. Notwithstanding anything to the contrary set forth herein, the transfer of any Allowed Claims by any Commitment Party shall not have any effect on a Commitment Party’s Backstop Commitment Percentage. Any transfer of a Commitment Party’s obligations under this Agreement made in violation of this Section 3 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors or any Commitment Party, and shall not create any obligation or liability of any Debtor or any other Commitment Party to the purported transferee.

(f)    Notwithstanding anything to the contrary set forth in this Section 3, any transfer pursuant to Section 3, other than a transfer to a Related Fund, must commence at least eight (8) days prior to the Subscription Expiration Deadline, and no transfer, including to a Related Fund, will be recognized if it has not been completed by the Subscription Expiration Deadline. Any transfers in violation of this Section 3(f) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors or any Commitment Party, and shall not create any obligation or liability of any Debtor or any other Commitment Party to the purported transferee.

Section 4.    COMMITMENT PARTY DEFAULT. Any Commitment Party that fails to timely fund its Backstop Commitment (a “Defaulting Commitment Party”) after written notice thereof (a “Default Notice”) will be liable for the consequences of its breach and the parties hereto may enforce rights of money damages and/or specific performance upon the failure to timely fund by the Defaulting Commitment Party (but for the avoidance of doubt, no Commitment Party shall be liable for any default of any other Commitment Party pursuant to this Agreement); provided that (i) in the event that the Defaulting Commitment Party is a Secured Commitment Party, each non-defaulting Secured Commitment Party shall have the right, but not the obligation, for a period of two (2) days following the delivery of the Default Notice, to elect to assume up to its pro rata share of such Defaulting Commitment Party’s Backstop Commitment based on the proportion of its Secured

Backstop Commitment to the aggregate amount of Secured Backstop Commitments of all non-defaulting Secured Commitment Parties assuming such Defaulting Commitment Party’s Secured Backstop Commitment and (ii) in the event that the Defaulting Commitment Party is an Unsecured Commitment Party, each non-defaulting Unsecured Commitment Party shall have the right, but not the obligation, for a period of two (2) days following the delivery of the Default Notice, to elect to assume up to its pro rata share of such Defaulting Commitment Party’s Backstop Commitment based on the proportion of its Unsecured Backstop Commitment to the aggregate amount of Unsecured Backstop Commitments of all non-defaulting Unsecured Commitment Parties assuming such Defaulting Commitment Party’s Unsecured Backstop Commitment. If any non-defaulting Secured Commitment Party or Unsecured Commitment Party, as applicable, does not elect to assume its full pro rata share of the Secured Backstop Commitment or Unsecured Backstop Commitments, as applicable, of the Defaulting Commitment Party, then each non-defaulting Secured Commitment Party or Unsecured Commitment Party, as applicable, that assumed its full pro rata share of the Defaulting Commitment Party’s Secured Backstop Commitment or Unsecured Backstop Commitment, as applicable, shall have a right, but not an obligation, for a period of two (2) days following the expiration of the period set forth in clauses (i) and (ii) above (the “Default Over-subscription Period”), to assume up to its pro rata share of the unsubscribed portion of the Defaulting Commitment Party’s Secured Backstop Commitments or Unsecured Backstop Commitments, as applicable, based on the proportion of its Secured Backstop Commitments or Unsecured Backstop Commitments, as applicable, to the aggregate amount of Secured Backstop Commitments or Unsecured Backstop Commitments, as applicable, of all non-defaulting Secured Commitment Parties or Unsecured Commitment Parties, as applicable, assuming such unsubscribed portion pursuant to this sentence. In the event that following the elections described above, the non-defaulting Secured Commitment Parties or Unsecured Commitment Parties, as applicable, do not assume all of the Backstop Commitment of the Defaulting Commitment Party, any other non-defaulting Commitment Party shall have the right, but not the obligation, for a period of two (2) days following the expiration of the Default Over-subscription Period (the “Secondary Default Period”), to assume up to its pro rata share of such Defaulting Commitment Party’s Backstop Commitment, based on the proportion of its Backstop Commitment to the aggregate amount of Backstop Commitments of all non-defaulting Commitment Parties assuming such Defaulting Commitment Party’s Backstop Commitment that are offered an opportunity to assume such defaulting Commitment Party’s Backstop Commitment pursuant to this sentence (each, a “Secondary Default Offeree”). If any Secondary Default Offeree does not elect to assume its full pro rata share of the Backstop Commitment of the Defaulting Commitment Party, then each Secondary Default Offeree that elected to assume its full pro rata share of the Defaulting Commitment Party’s Backstop Commitment shall have a right, but not an obligation, for a period of one (1) day following the expiration of the Secondary Default Period, to assume up to its pro rata share of the remaining unsubscribed portion of the Defaulting Commitment Party’s Backstop Commitment based on the proportion of its Backstop Commitments to the aggregate amount of Backstop Commitments of all Secondary Default Offerees assuming such remaining unsubscribed portion pursuant to this sentence. For the avoidance of doubt, any assumption of the Defaulting Commitment Party’s Backstop Commitment pursuant to this Section 4 may be in whole or in part (and need not be in whole for the assumption of any part thereof to be effective). Any Defaulting Commitment Party shall not be entitled to any portion of the Backstop Commitment Premium and the portion of the Backstop Commitment Premium otherwise payable to any Defaulting Commitment Party shall be paid pro rata to any Commitment Parties that assume all or a portion of the Defaulting Commitment Party’s Backstop Commitment, based on the portion of the Defaulting Commitment Party’s Backstop Commitment so assumed. If a Commitment Party default occurs, the Outside Date shall be delayed only to the extent necessary to allow for the foregoing notices and assumptions to be completed within the time periods set forth herein. The Parties acknowledge and agree that the expiration of the time periods set forth in this Section 4 shall not be a condition to the consummation of the transactions contemplated by this Agreement.

Section 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedules delivered to the Commitment Parties on the date hereof (the “Company Disclosure Schedules”), the Company represents and warrants to, and agrees with, the Commitment Parties as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof.

(a)    Organization and Qualification. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted in all material respects. Each of the Company and its subsidiaries is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. The Company or a subsidiary thereof is the record and beneficial owner of and has good and valid title to all of the issued and outstanding equity ownership interest of each of the subsidiaries of the Company (the “Subsidiary Interests”) free and clear of all liens, other than Permitted Liens (as such term is defined in the DIP Credit Agreement) or liens in connection with the Allowed Claims, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subsidiary Interests other than transfer restrictions imposed by applicable Law). All of the issued and outstanding Subsidiary Interests are duly authorized, validly issued, fully paid and nonassessable (if such concepts apply). There are no: (i) outstanding securities convertible or exchangeable into Subsidiary Interests; (ii) options, warrants, phantom equity rights, notional interests, profits interests, calls, equity equivalents, restricted equity, performance equity, profit participation rights, stock appreciation rights, redemption rights or subscriptions or other rights, agreements or commitments obligating any subsidiary to issue, transfer or sell any Subsidiary Interests; (iii) voting trusts or other agreements or understandings to which any subsidiary is a party or by which any subsidiary is bound with respect to the voting, transfer or other disposition of Subsidiary Interests or (iv) outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Interests. Other than certain subsidiaries of the Company, neither the Company nor any of its subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest, or other equity interest in any other Person.

(b)    Power and Authority.

(i)    The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and any other agreements contemplated herein or in the Plan and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations hereunder and under any other agreements contemplated herein or in the Plan, including, to issue the Subscription Rights and, subject to the entry of the Confirmation Order and the consummation of the Plan, to issue the Rights Offering Shares, the Backstop Shares and the New Equity pursuant to the Backstop Commitment Premium. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement and any other agreements contemplated herein or in the Plan, and following the entry of the Confirmation Order will have taken all necessary corporate action required to perform its obligations hereunder and under any other agreements contemplated herein or in the Plan, including, to issue the Subscription Rights, the Rights Offering Shares, the Backstop Shares and the New Equity pursuant to the Backstop Commitment Premium.

(ii)    The Company has the requisite corporate power and authority to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations thereunder, and will have taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of the Plan.

(c)    Execution and Delivery; Enforceability. This Agreement and any other agreements contemplated herein have been and will be duly and validly executed and delivered by the Company, and, subject to entry of the Backstop Commitment Agreement Order, the Confirmation Order and consummation of the Plan, each of this Agreement and any other agreements contemplated herein and the Plan constitutes or will constitute the valid and binding obligations of the Company and the Reorganized Company, as applicable, enforceable against the Company and the Reorganized Company, as applicable in accordance with its terms.

(d)    Authorized Capital. Upon the Plan Effective Date, the authorized capital of the Reorganized Company shall be consistent with the terms of the Plan and Disclosure Statement (as defined below) and the issued and outstanding Rights Offering Shares, the Backstop Shares and the New Equity pursuant to the Backstop Commitment Premium shall be consistent with the terms of the Plan and Disclosure Statement, except, in each case, for those modifications agreed to in writing by the Company and the Required Commitment Parties.

(e)    Issuance. The distribution of the Subscription Rights and, subject to entry of the Confirmation Order and consummation of the Plan, the issuance of the Rights Offering Shares and the Backstop Shares, including the New Equity (or Jones Act Warrants issued in lieu thereof) subscribed for by the Commitment Parties in the Rights Offering and the shares of New Equity issued pursuant to the Backstop Commitment Premium, will have been duly and validly authorized and, when such shares are issued and delivered against payment therefor in the Rights Offering or to the Commitment Parties hereunder, as applicable, will be duly and validly issued and outstanding, fully paid, non-assessable and free and clear of all Taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights, except as set forth herein, in the Plan or in the RSA, and other than liens pursuant to applicable securities laws.

(f)    No Conflict. The distribution of the Subscription Rights, the execution and delivery of this Agreement, the filing of the Plan with the Bankruptcy Court, and, subject to entry of the Confirmation Order and consummation of the Plan, the sale, issuance and delivery of the Rights Offering Shares upon exercise of the Subscription Rights, the consummation of the Rights Offering by the Reorganized Company, the sale, issuance and delivery of the Backstop Shares pursuant to the terms hereof, the shares of New Equity issued pursuant to the Backstop Commitment Premium and compliance by it with all of the provisions of this Agreement and the Plan and the consummation of the transactions contemplated hereby and thereby: (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of their properties or assets is subject; (ii) will not result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries; and (iii) assuming the accuracy of the Commitment Parties’ representations and warranties in Section 6, will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, agency or official, including any political subdivision thereof or any federal, state, municipal, domestic or foreign court, arbitrator, or tribunal (“Governmental Entity”) having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, except in any such case described in clause (i) or clause (iii), as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any fact, event, change, effect, development, circumstance, or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on: (a) the business, operations, properties, assets or financial condition of the Company and its subsidiaries, in each case, taken as a whole; or (b) the ability of the Company or any of its subsidiaries, in each case taken as a whole, to perform their obligations under this Agreement, the Plan or the RSA; provided, that, for the purposes of clause (a) of this definition, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (A) any change in the United States or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (B) any change that generally affects any industry in which the Company or its subsidiaries operate; (C) general business or economic conditions in any of the geographical areas in which the Company or its subsidiaries operate; (D) national or international political or social conditions, including any change arising in connection with, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war, or force majeure events or “acts of God” (excluding the COVID-19 pandemic except with respect to Sections 5(q), 5(dd), 10(h)(ii) and 10(k), with respect to which force majeure or “acts of God” shall be inclusive of the COVID-19 pandemic and resulting effects therefrom and response thereto) and force majeure events resulting or purportedly resulting therefrom; (E) changes in the market price or trading volume of the claims or equity or debt securities of the Debtors (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (F) any changes in any applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, as amended unless expressly specified otherwise (“Law”), or in the binding interpretation thereof; (G) any changes to U.S. GAAP (or other relevant accounting rules), or in the interpretation thereof; (H) any change resulting from the filing or pendency of or emergence from the Chapter 11 Cases, actions taken in connection with the Chapter 11 Cases, or any reasonably anticipated effects of such filing, pendency, emergence or actions, or from any action approved by the Bankruptcy Court; (I) any change resulting from the public announcement of the Chapter 11 Cases or the entry into this Agreement or the consummation of the transactions contemplated hereby (provided that the exception in this clause (I) shall not apply to Section 10(h) or to any representation or warranty contained in this Agreement, in each case to the extent that such representation or warranty relates to the consequences resulting from the public announcement of the Chapter 11 Cases, the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby); (J) any change resulting from the taking of any action taken by the Company and its subsidiaries after the date hereof with the prior written consent of the Required Commitment Parties; or (K) any effects or changes arising from or related to the breach of this Agreement by the Commitment Parties; provided further, that the exceptions set forth in clauses (A) through (D) of this definition shall not be regarded as exceptions to clause (a) of this definition solely if any such described event has a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its subsidiaries operate.

(g)    Alternative Restructuring Proposals. As of the date hereof, neither the Company nor any of its controlled Affiliates nor, to the knowledge of the Company, any other Person is pursuing, or is in discussions or has made, nor shall there then be in effect, any Alternative Restructuring Proposal (as such term is defined in the RSA).

(h)    Arm’s-Length. The Company agrees that (a) each of the Commitment Parties is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its subsidiaries and (b) no Commitment Party is advising the Company or any of its subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

(i)    Consents and Approvals. Assuming the accuracy of the Commitment Parties’ representations and warranties in Section 6, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its subsidiaries is required for the distribution of the Subscription Rights, the sale, issuance and delivery of the Rights Offering Shares upon exercise of the Subscription Rights, the issuance, sale and delivery of the Backstop Shares or the issuance and delivery of shares of New Equity pursuant to the Backstop Commitment Premium, the consummation of the Rights Offering by the Reorganized Company and the execution and delivery by the Company of this Agreement or the Plan and compliance by them with all of the provisions hereof and thereof (including payment of the Transaction Expenses of the Commitment Parties as required herein) and the consummation of the transactions contemplated hereby and thereby, except (i) the entry of the Confirmation Order and the Backstop Commitment Agreement Order, (ii) filings, if any, (w) pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (x) pursuant to any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and any other applicable U.S. state or federal securities laws, (y) pursuant to any applicable provisions of Section 721 of the Defense Production Act of 1950, as amended, and 31 C.F.R. Parts 800 through 802 (together, the “DPA”), including, if applicable, (A) the receipt of written notification from the Committee on Foreign Investment in the United States (“CFIUS”) that (1) the transactions contemplated by this Agreement are not a “covered transaction” under the DPA or (2) CFIUS has, as applicable, (I) completed its review or investigation of any joint voluntary notice and has concluded all action under the DPA, or (II) completed its assessment of a declaration and concluded all action under the DPA, or declined to conclude all action but failed to require the submission of a joint voluntary notice, or (B) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision regarding the transactions contemplated by this Agreement, then (1) a written notice is received from CFIUS announcing the President’s decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement, or (2) the President has not taken any action, within fifteen (15) days after the date the President received such report from CFIUS, to suspend or prohibit the transactions contemplated by this Agreement, and (z) pursuant to the National Industrial Security Program Operating Manual (“NISPOM”) with the Defense Counterintelligence and Security Agency (“DCSA”) and any other Cognizant Security Agency (as defined in the NISPOM), and the receipt of a request from the DCSA for the parties to submit a “Commitment Letter” signed by the Company and the Required

Commitment Parties, (I) proposing a FOCI Action Plan (as set forth in the NISPOM) and (II) permitting the Company to retain a Facility Security Clearance (as defined in the NISPOM) (“FCL”) at the same level as the FCL currently in place, along with written approval required from any other CSA, (iii) the filing of any other documents in connection with the transactions contemplated by this Agreement with applicable state filing agencies, (iv) such consents, approvals, authorizations, registrations or qualifications as may be required under foreign securities laws, federal securities laws or state securities or “Blue Sky” laws in connection with the offer and sale of the Rights Offering Shares, the Backstop Shares and the Backstop Commitment Premium, (v) confirmation from the U.S. Coast Guard and the U.S. Maritime Administration that the transactions contemplated by this Agreement will not affect the status of the Company as a U.S. Citizen and (vi) such consents, approvals, authorizations, registrations or qualifications the absence of which have not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(j)    No Undisclosed Material Liabilities. Except as set forth on Section 5(j) of the Company Disclosure Schedules, there are no liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, other than: (i) liabilities or obligations disclosed and provided for in the Financial Statements (as defined below), (ii) liabilities or obligations incurred in the ordinary course of business since the date of the most recent balance sheet presented in the Financial Statements (as defined below), (iii) liabilities or obligations that would not be required to be set forth or reserved for on a balance sheet of the Company or its subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, or (iv) non-material liabilities or obligations; it being understood that for purposes of this clause (j), any contract, agreement or understanding with any Person providing for a payment (in cash or otherwise) in excess of $100,000 in connection with any of the transactions contemplated under the Plan, the RSA or this Agreement (other than any contract, agreement, understanding or other transaction specifically contemplated by this Agreement, the Plan, the RSA, the Management Incentive Plan, the DIP Credit Agreement and any other Definitive Documents) shall not be deemed to have been incurred in the ordinary course of business or deemed to be non-material, and shall otherwise be deemed to be required to be set forth on the Company’s balance sheet for purposes of clause (iii) above notwithstanding such clause.

(k)    Financial Statements. The (1) audited consolidated balance sheets of the Company and its consolidated subsidiaries as of December 31, 2017 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2018 and the related notes thereto as filed in the Company’s Annual Report on Form 10-K for such year, and (2) the unaudited consolidated balance sheets and its consolidated subsidiaries of the Company as of March 31, 2019, June 30, 2019 and September 30, 2019 and the related consolidated statements of operations, comprehensive income (loss) changes in stockholders’ equity and of cash flows as filed in the Company’s applicable Quarterly Reports on Form 10-Q for such quarters (collectively, the “Financial Statements”) present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods specified, subject to customary year-end audit adjustments and the absence of certain footnotes in the case of the unaudited quarterly financial statements. The Financial Statements have been prepared in conformity with U.S. GAAP as applied on a consistent basis throughout the periods covered thereby (except as disclosed therein).

(l)    Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company’s management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2018 and no changes in the Company’s internal control over financial reporting occurred since December 31, 2018 that have materially affected, or were, as of those dates, reasonably likely to materially affect, the Company’s internal control over financial reporting.

(m)    Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are designed to provide reasonable assurance that information required to be disclosed in its reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

(n)    No Violation. The Company and its subsidiaries are not, except as a result of the Chapter 11 Cases, and have not since January 1, 2018 been, in violation of any applicable law or statute or any judgment, order, rule or regulation of any Governmental Entity, except for any such default or violation that has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(o)    Legal Proceedings. Except as set forth on Section 5(o) of the Company Disclosure Schedules, other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, and there are no and since January 1, 2018 have not been any legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened, in each case, to which the Company and its subsidiaries is, was or may be a party or to which any property of the Company and its subsidiaries is, was or may be the subject that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(p)    No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any other individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization (each, a “Person”) that would give rise to a valid claim against it (other than this Agreement) or the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Subscription Rights or the Rights Offering Shares.

(q)    Absence of Certain Changes. Since December 31, 2018, except for the Chapter 11 Cases and any adversary proceedings or contested motions in connection therewith, no change, event, circumstance, effect, development, occurrence or state of facts has occurred or exists that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r)    Environmental. Except as to matters (A) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) set forth on Section 5(r) of the Company Disclosure Schedules: (i) no unresolved written notice, claim, demand, request for information, order, complaint or penalty has been received by the Company or any of its subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened, in each case which allege a violation of or liability under any Environmental Laws and relate to the Company or any of its subsidiaries, (ii) the Company and each of its subsidiaries is in compliance with Environmental Law and has obtained, maintains in full force and effect, and is in compliance with all material permits, licenses and other approvals currently required under any Environmental Law for conduct of its business as presently conducted by the Company and each of its subsidiaries, and (iii) to the knowledge of the Company, no Hazardous Materials have been released by the Company or any of its subsidiaries at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company or any of its subsidiaries under any Environmental Laws. For purposes of this Agreement, “Environmental Law” means all applicable foreign, federal, state and local conventions, treaties, protocols, laws, statutes, rules, regulations, ordinances, orders and decrees in effect on the date hereof relating in any manner to contamination, pollution or protection of the environment or exposure to Hazardous Materials, and “Hazardous Materials” means all materials, substances, chemicals, or wastes (or combination thereof) that are listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, or oil under any Environmental Law.

(s)    Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its subsidiaries, as applicable, has insured its respective properties and assets against such risks and in such amounts as are consistent with past practice or are customary for similarly situated companies engaged in similar businesses, and (ii) all premiums due and payable in respect of material insurance policies maintained by the Company and its subsidiaries have been paid. As of the date hereof, to the knowledge of the Company, neither the Company nor any of its subsidiaries has received written notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company or any of its subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

(t)    Intellectual Property. Except, in each case, as set forth on Section 5(t) of the Company Disclosure Schedules or where the failure of such statement to be correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries own, or possess the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, licenses, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (ii) to the knowledge of the Company, neither the Company and its subsidiaries nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by the Company and its subsidiaries, is infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any person, and (iii) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened.

(u)    No Undisclosed Relationship. Except for the employment agreements with executive officers set forth on Section 5(u) of the Company Disclosure Schedule, the Consulting Agreement with Larry D. Hornbeck, the Facilities Use Agreement relating to use of the Hornbeck Executive Conference Center, other employment relationships and compensation, benefits and travel advances in the ordinary course of business, or as otherwise set forth on Section 5(u) of the Company Disclosure Schedules, neither the Company nor any of its subsidiaries is a party to any agreement with, or involving the making of any payment or transfer of assets to, any (i) stockholder beneficially owning greater than 5% of the Company, (ii) officer or director of the Company or any of its subsidiaries or (iii) member of the immediate family of any individual referenced in clauses (i) or (ii) (each, a “Related Party” and each such agreement, an “Affiliate Agreement”). Except for the Hornbeck Family Assets (as defined in the RSA), no Related Party has any right, title or interest in, to or under any assets or other property, real or personal or mixed, tangible or intangible, used or operated by the Company or any of its subsidiaries in connection with its business.

(v)    Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been at all times since January 1, 2018, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Company and its subsidiaries operate (and the rules and regulations promulgated thereunder) and any related or similar laws and there has been no material legal proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its subsidiaries with respect to such laws and no material legal proceeding with respect to such laws is pending or, to the knowledge of the Company, threatened.

(w)    Sanctions Laws. Neither the Company and its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company and its subsidiaries will not directly or knowingly indirectly use the proceeds of the Rights Offering, or lend or contribute such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the knowledge of the Company and its subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(x)    Foreign Corrupt Practices Act. To the knowledge of the Company, there have been no actual or alleged material violations of the Foreign Corrupt Practices Act of 1977, as amended, nor any applicable anti-corruption or anti-bribery laws in any jurisdiction other than the United States, in each case, since January 1, 2018, by the Company and its subsidiaries or any of their respective officers, directors, agents, distributors, employees or any other Person acting on behalf of the Company or any of its subsidiaries.

(y)    Tax Matters.

(i)    Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect (and except, with respect to the Debtors only, to the extent the non-payment thereof is permitted by the Bankruptcy Code), each of the Company and its respective subsidiaries has paid all income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfalls profits, customs duties, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes levied by a Governmental Entity having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, including interest and penalties thereon (“Taxes”) imposed on it or its assets, business or properties, or, to the extent not yet due, such Taxes have been accrued and fully provided for in accordance with generally accepted accounting principles. Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, each of the Company and its subsidiaries has timely filed, or filed appropriate extensions for, all returns, information statements or reports required to be filed with any Governmental Entity with respect to Taxes.

(ii)    There are no material Liens for Taxes on any asset of the Company or any of its subsidiaries other than liens for Taxes not yet delinquent or for Taxes contested in good faith by appropriate proceedings and for which adequate accruals have been made with respect thereto in accordance with U.S. GAAP.

(iii)    Neither the Company nor any of its subsidiaries is a party to any material Tax allocation or Tax sharing agreement with any third party (other than an agreement, the principal purpose of which is not the sharing, assumption or indemnification of Tax). Neither the Company nor any of its subsidiaries has any liability for any material amount of Taxes of any other Person or entity (other than the Company or any of its subsidiaries), either by operation of law, by contract or as a transferee or successor.

(iv)    Except as set forth on Section 5(y)(iv) of the Company Disclosure Schedules, as of the date hereof, there is no outstanding audit, assessment, or claim concerning any material Tax liability of the Company or any of its subsidiaries and neither the Company nor any of its subsidiaries has received from any Governmental Entity any written notice regarding any contemplated or pending audit, examination or other administrative proceeding or court proceeding concerning any material amount of Taxes imposed thereon.

(v)    All material Taxes that the Company or any of its subsidiaries was required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

(vi)    Neither the Company nor any of its subsidiaries has been included in any “consolidated,” “unitary” or “combined” tax return provided for under any law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its current or past subsidiaries are or were the only members).

(vii)    Neither the Company nor any of its subsidiaries has been requested in writing, and, to the knowledge of the Company, there are no claims against the Company or any of its subsidiaries, to pay any liability for Taxes of any Person (other than the Company or any of its subsidiaries) that is material to the Company or any of its subsidiaries, arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.

(viii)    Neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(z)    Title to Property.

(i)    Personal Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its subsidiaries have good title to, free and clear of any and all Liens (other than Permitted Liens), or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted by the Company and its subsidiaries and (B) such properties, (x) are, except for the vessels set forth on Section 5(z)(i)(B)(x) of the Company Disclosure Schedule, in the possession or control of the Company or its subsidiaries; and (y) (except with respect to Stacked Vessels) are in good and operable condition and repair, reasonable wear and tear excepted. For purposes of this Agreement, “Lien”, “Permitted Liens” and

“Stacked Vessels” shall have the respective meanings given to those terms in the DIP Credit Agreement.

(ii)    Leased Real Property. The Company and its subsidiaries have complied with all obligations under all leases (as may be amended from time to time) to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect (except to the extent subject to applicable to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity), except leases in respect of which the failure to be in full force and effect have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(aa)    Labor Relations. There is no labor or employment-related legal proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, by or on behalf of any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes, or by any Governmental Entity having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or employees, that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not be material to the Company and its subsidiaries, taken as a whole, (i) each of the Company and its subsidiaries has complied and is currently in compliance with all laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of each of the Company and its subsidiaries are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Company and its subsidiaries have not and are not engaged in any unfair labor practice.

(bb)    Employee Benefit Plans.

(i)    None of the Company, its subsidiaries, or any of their ERISA Affiliates sponsor, maintain, contribute to, or has an obligation to contribute to, or has, or could be reasonably expected to have, any liability with respect to any Multiemployer Plan or a plan that is subject to Title IV of ERISA. The Deferred Compensation Liabilities of each Company Benefit Plan or Foreign Plan that is a non-qualified deferred compensation plan, including any supplemental retirement plan, do not exceed the Deferred Compensation Assets of such plan.

(ii)    Except as otherwise disclosed to advisors for the Required Commitment Parties prior to the date hereof or as set forth on Section 5(bb) of the

Company Disclosure Schedules, none of the Company or any of its subsidiaries has established, sponsored or maintained, or has any liability with respect to, any employee pension defined benefit plan or other material employee benefit plan, program, policy, agreement or arrangement governed by or subject to the Laws of a jurisdiction other than the United States of America (a “Foreign Plan”). No Foreign Plan has unfunded liabilities.

(iii)    None of the Company Benefit Plans or Foreign Plans obligates the Debtors to provide retiree or post-employment health or life insurance or benefits, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar Law for which the covered Person pays the full cost of coverage.

(iv)    For purposes of this Agreement, the following terms have the following meanings:

(1)    “Company Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan or a Multiemployer Plan, established by, maintained or contributed to or required to be contributed to by the Company or any of its subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates, or with respect to which the Company or any of its subsidiaries has any actual or contingent liability.

(2)    “Deferred Compensation Asset” means any amounts in a Rabbi trust or the cash surrender value, as of the date hereof, of any whole life insurance policies covering participants in any non-qualified plan, in each case which are intended to secure the funding of account balances under any non-qualified deferred compensation plan, including any supplemental retirement plan.

(3)    “Deferred Compensation Liability” means the amount, as of immediately prior to the date hereof, of all distributions that may become payable in respect of any non-qualified deferred compensation plan, including any supplemental retirement plan, and account balances thereunder.

(4)    “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries, is, or at any relevant time during the past six years was, treated as a single employer under any provision of Section 414 of the Code.

(5)    “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions, or each such plan with respect to which any such entity has any actual or contingent liability or obligation.

(cc)    Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of their business as presently conducted by the Company and its subsidiaries, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries (i) have not received written notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) have no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(dd)    Material Contracts.

(i)    All Material Contracts are valid, binding and enforceable by and against the Company and its subsidiaries, as applicable (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity), except where the failure to be valid, binding or enforceable has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company and its subsidiaries except where such termination has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as a result of the filing of the Chapter 11 Cases, neither the Company and its subsidiaries nor, to the knowledge of the Company and its subsidiaries, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Material Contract” means any contract necessary for the operation of the business of the Company and its subsidiaries as presently conducted by the Company and its subsidiaries that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K or required to be disclosed on a current report on Form 8-K).

(ee)    Jones Act Compliance. Since January 1, 2018, each of (x) the Company, (y) any subsidiary which owns, bareboat charters or operates any vessel documented under the laws of the United States with a coastwise endorsement (“U.S. Vessel”) for the purposes of the carriage or transport of merchandise and/or other materials in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 as now in effect and as the same may be from time to time amended (“U.S. Coastwise Trade”), and (z) any subsidiary (i) having an ownership interest in any subsidiary which owns, operates or bareboat charters any U.S. Vessel engaged in the U.S. Coastwise Trade and (ii) which the Company relies upon to establish that the ownership, bareboat charter or operation of such

U.S. Vessel complies with the U.S. Citizen requirements of the Jones Act, has been and is a U.S. Citizen.

(ff)    U.S. Coastwise Trade. All U.S. Vessels owned, bareboat chartered or operated by the Company and its subsidiaries are, and have since January 1, 2017 been eligible and qualified to operate in the U.S. Coastwise Trade in compliance with the Jones Act.

(gg)    Takeover Statutes. No restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation (including Delaware General Corporation Law Section 203) is applicable to this Agreement, the Backstop Commitment and other transactions contemplated by this Agreement.

(hh)    Investment Company Act. Neither the Company nor any of its subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 6.    REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES. Each of the Commitment Parties severally represents and warrants to, and agrees with, the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof.

(a)    Formation. Such Commitment Party has been duly organized or formed, as applicable, and is validly existing as a corporation or other entity in good standing under the applicable laws of its jurisdiction of organization or formation.

(b)    Power and Authority. Such Commitment Party has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c)    Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Commitment Party and constitutes its valid and binding obligation, enforceable against such Commitment Party in accordance with its terms.

(d)    Securities Laws Compliance. The New Equity (or Jones Act Warrants issued in lieu thereof) subscribed for by the Commitment Parties in the Rights Offering, the Backstop Shares and the shares of New Equity issued pursuant to the Backstop Commitment Premium (collectively, the “Commitment Party Shares”) will not be offered for sale, sold or otherwise transferred by such Commitment Party except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(e)    Purchase Intent. Such Commitment Party is acquiring the Commitment Party Shares for its own account or for the accounts for which it is acting as investment advisors or manager, and not with a view to distributing or reselling such Commitment Party Shares or any part thereof. Such Commitment Party understands that such

Commitment Party must bear the economic risk of this investment indefinitely, unless the Commitment Party Shares are registered pursuant to the Securities Act and any applicable state securities or Blue Sky laws or an exemption from such registration is available, and further understands that it is not currently contemplated that the issuance of any Commitment Party Shares will be registered.

(f)    Investor Status. Such Commitment Party is an Accredited Investor or a QIB. Such Commitment Party understands that the Commitment Party Shares are being offered and sold to such Commitment Party in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Reorganized Company is relying upon the truth and accuracy of, and such Commitment Party’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Commitment Party set forth herein in order to determine the availability of such exemptions and the eligibility of such Commitment Party to acquire Commitment Party Shares. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Commitment Party Shares. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Reorganized Company or any financial advisor or investment banker to any of the Parties.

(g)    No Conflict. Assuming the consents referred to in Section 6(h) are obtained, the execution and delivery by such Commitment Party of this Agreement, the compliance by such Commitment Party with all provisions hereof and the consummation of the transactions contemplated hereunder (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Commitment Party is a party or by which such Commitment Party is bound or to which any of their properties or assets is subject; (ii) will not result in any violation of the provisions of the organizational documents of such Commitment Party; and (iii) assuming the accuracy of the Company’s representations and warranties in Section 5, will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any Governmental Entity having jurisdiction over such Commitment Party or any of their properties, except in any such case described in clause (i) or clause (iii), as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such Commitment Party to perform its obligations under this Agreement, the Plan or the RSA.

(h)    Consents and Approvals. Assuming the accuracy of the Company’s representations and warranties in Section 5, no consent, approval, authorization, order,

registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the purchase of the Commitment Party Shares by the Commitment Parties hereunder and the execution and delivery by such Commitment Party of this Agreement and performance of and compliance by it with all of the provisions hereof and thereof (and the consummation of the transactions contemplated hereby and thereby), except (i) the entry of the Confirmation Order, (ii) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (iii) filings, if any, pursuant to the DPA, including, if applicable, (A) the receipt of written notification from CFIUS that (1) the transactions contemplated by this Agreement are not a “covered transaction” under the DPA or (2) CFIUS has (I) completed its review or investigation of any joint voluntary notice and has concluded all action under the DPA, or (II) completed its assessment of a declaration and concluded all action under the DPA, or declined to conclude all action but failed to require the submission of a joint voluntary notice, or (B) if CFIUS has sent a report to the President requesting the President’s decision regarding the transactions contemplated by this Agreement, then (1) a written notice is received from CFIUS announcing the President’s decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement, or (2) the President has not taken any action, within fifteen (15) days after the date the President received such report from CFIUS, to suspend or prohibit the transactions contemplated by this Agreement, (iv) filings, if any, pursuant to the NISPOM with the DCSA and any other Cognizant Security Agency, and the receipt of a request from the DCSA for the parties to submit a “Commitment Letter” signed by the Company and the Required Commitment Parties (I) proposing a FOCI Action Plan and (II) permitting the Company to retain a FCL at the same level as the FCL currently in place, along with written approval required from any other CSA, (v) the filing of any other corporate documents in connection with the transactions contemplated by this Agreement with applicable state filing agencies, (vi) such consents, approvals, authorizations, registrations or qualifications as may be required under foreign securities laws, federal securities laws or state securities or Blue Sky laws in connection with the offer and sale of the Rights Offering Shares, the Backstop Shares and the Backstop Commitment Premium, (vii) confirmation from the U.S. Coast Guard and the U.S. Maritime Administration that the transactions contemplated by this Agreement will not affect the status of the Company as a U.S. Citizen and (viii) such consents, approvals, authorizations, registrations or qualifications the absence of which have not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such Commitment Party to perform its obligations under this Agreement, the Plan or the RSA.

(i)    Sufficiency of Funds. Such Commitment Party will have sufficient immediately available funds to make and complete the payment of the aggregate purchase price for such Commitment Party’s Commitment Party Shares on the Funding Deadline.

(j)    No Brokers Fee. Such Commitment Party is not a party to any contract with any Person that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Commitment Party Shares.

(k)    Beneficial Ownership. As of the date hereof, such Commitment Party and its Affiliates were, collectively, the beneficial owner (or investment advisor or manager for the beneficial owner) of the aggregate principal amount of Eligible Claims set forth opposite its name on Schedule 1, has full power to vote and dispose thereof, and has not entered into any agreement to transfer the foregoing where such transfer would prohibit such Commitment Party from complying with its obligations hereunder or under the Plan or the RSA.

Section 7.    ADDITIONAL COVENANTS OF THE COMPANY. The Company agrees with the Commitment Parties as follows:

(a)    Plan and Disclosure Statement. The Company shall: (i) file on the Petition Date, the Plan and a related disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court, each in form and substance reasonably acceptable to the Required Commitment Parties or as otherwise approved pursuant to the terms of the RSA, it being understood that the Plan and Disclosure Statement distributed to creditors on May 13, 2020 are reasonably acceptable to the Required Commitment Parties and consistent in all material respects with the RSA; and (ii) seek the entry of a Confirmation Order by the Bankruptcy Court, in form and substance acceptable to the Required Commitment Parties and the Company, pursuant to the terms set forth in the RSA. The Company will, not later than five (5) Business Days prior to the filing thereof, provide draft copies of all Definitive Documents (as defined in the RSA) to counsel to the Commitment Parties; provided, that if five (5) Business Days in advance is not reasonably practicable, such Definitive Document shall be delivered as soon as reasonably practicable prior to filing.

(b)    Motion to Approve this Agreement. The Company shall (i) as soon as practicable after the Petition Date (but in no event more than three (3) Business Days thereafter) file a motion to seeking entry of the Backstop Commitment Agreement Order, which motion may be a motion seeking scheduling of the confirmation hearing and shall be in form and substance reasonably acceptable to the Required Commitment Parties or as otherwise approved pursuant to the terms of the RSA; and (ii) use its best efforts to obtain the entry of by the Bankruptcy Court of the Backstop Commitment Agreement Order, to be entered no later than forty-five (45) days after the Petition Date.

(c)    Support of the Plan. The Company agrees that, for the duration of the Agreement Effective Period (as defined in the RSA), the Company shall, and shall cause each of its subsidiaries included in the definition of “Company Parties” in the RSA, to use commercially reasonable efforts to (i) obtain approval of the Plan and consummate the Restructuring Transactions (as defined in the RSA), including timely filing any objection or opposition to any motion filed with the Bankruptcy Court seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, directing the appointment of an examiner with expanded powers or a trustee, converting the Chapter 11 Cases or for relief that (A) is inconsistent with the RSA in any respect or (B) would, or would reasonably be expected to, frustrate the purposes of the RSA, including by preventing the consummation of the Restructuring Transactions and (ii) obtain orders of the Bankruptcy Court in respect of the Restructuring Transactions.

(d)    Rights Offering. The Company shall effectuate the Rights Offering in accordance with the Plan and the Rights Offering Procedures in all material respects (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, DIP Exit Backstop Premium, Backstop Commitment Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Equity (or Jones Act Warrants issued in lieu thereof), or the means of implementation of the Plan, in each case shall be deemed to be material).

(e)    Form D and Blue Sky. The Reorganized Company shall timely file a Form D with the SEC with respect to the Commitment Party Shares, to the extent required under Regulation D of the Securities Act. The Reorganized Company shall, on or before the Plan Effective Date, take such action as it shall reasonably determine is necessary in order to obtain an exemption for, or to qualify for sale or issuance to the Commitment Parties the Commitment Party Shares under applicable securities and “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions. The Reorganized Company shall timely make all filings and reports relating to the offer and sale of the Commitment Party Shares required under applicable securities and “blue sky” laws of the states of the United States following the Plan Effective Date. The Reorganized Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 7(e).

(f)    4(a)(2) Share Legend. Each certificate evidencing New Equity or Jones Act Warrants issued pursuant to the applicable Rights Offering Procedures, without registration in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, including any New Equity or Jones Act Warrants that may be issued in satisfaction of the Backstop Commitment Premium, and each certificate issued in exchange for or upon the transfer of any such shares or warrants, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE] AND SUCH SECURITIES [AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF SUCH SECURITIES] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such shares or warrants are uncertificated, such shares or warrants shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Reorganized Company or agent and the term “Legend” shall include such restrictive notation.

(g)    Backstop Shares. The Company, in consultation with counsel for the Commitment Parties, shall determine the amount of Backstop Shares, if any, and, in good faith, provide a Funding Notice that accurately reflects the amount of Backstop Shares as so determined and to provide to the Commitment Parties a certification by the Subscription Agent of the Backstop Shares or, if such certification is not available, such written backup to the determination of the Backstop Shares as the Commitment Parties may reasonably request.

(h)    Regulatory Approvals. Except as set forth in this Agreement or with the prior written consent of the Required Commitment Parties, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Company and each of its subsidiaries shall use reasonable efforts to reasonably promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Commitment Parties as to the appropriate time of filing such documentation and its content and requesting early termination of any waiting period associated with any filing pursuant to the HSR Act) and to effect all applications that are necessary in connection with seeking any governmental approval, exemption or authorization from any Governmental Entity, including under any Antitrust Laws, the NISPOM or the DPA, that are necessary or advisable (as determined by the Debtors and the Required Commitment Parties) to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and its subsidiaries will reasonably cooperate with the Commitment Parties in preparing and filing all necessary documentation and to effect all applications that are necessary in connection with seeking any governmental approval, exemption or authorization from any Governmental Entity. To the extent permitted by applicable law, the Company shall reasonably promptly notify the Commitment Parties (and furnish to them copies of, if requested) of any material communications from Governmental Entities and shall not participate in any substantive meeting with any such authority unless, to the extent practicable, it consults with the Commitment Parties in advance to the extent permitted by applicable law and gives the Commitment Parties a reasonable opportunity to attend and participate thereat. The Company and each of its subsidiaries shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties hereto to obtain any necessary approvals required for the transactions contemplated by this Agreement.

            For purposes of this Agreement, “Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any similar law enforced by any governmental antitrust entity of any jurisdiction (including the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica)) regarding pre-acquisition notifications for the purpose of competition reviews of mergers and acquisitions, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

(i)    Conduct of Business. Except as set forth in the Plan, the RSA, herein or with the prior consent of the Required Commitment Parties (not to be unreasonably withheld),

the Company shall, and shall cause its subsidiaries to, (i) carry on its business in the ordinary course (except to the extent inconsistent with the Bankruptcy Code or the DIP Credit Agreement) and in compliance with all applicable Laws in all material respects, (ii) use commercially reasonable efforts to implement the Business Plan (as defined below) and, unless inconsistent with the Business Plan, preserve intact their material business organization, (iii) use commercially reasonable efforts to keep available the services of their current senior executive officers and key employees, and (iv) use commercially reasonable efforts to preserve their material relationships with customers, suppliers, lessors, licensors, licensees, distributors and others having material business dealings with the Company or its subsidiaries in connection with its business. Except (i) with the prior consent of the Required Commitment Parties (not to be unreasonably withheld) or (ii) as expressly provided in the Plan, the RSA or herein, from and after the date hereof until the Plan Effective Date, the Company shall not, and shall cause its subsidiaries not to:

(i)    enter into any acquisition, merger with or other change of control of another business or any assets to the extent prohibited under the DIP Credit Agreement regardless of whether or not such DIP Credit Agreement is yet or remains in effect;

(ii)    dispose of any assets to the extent prohibited under the DIP Credit Agreement regardless of whether or not such DIP Credit Agreement is yet or remains in effect;

(iii)    give effect to any material changes to the Company’s business plan underlying the Financial Projections attached as Exhibit J to the Disclosure Statement (the “Business Plan”);

(iv)    enter into, or materially amend or modify, or terminate any Material Contract, other than as described in the Business Plan;

(v)    (A) enter into any new employee incentive plan, employee retention plan or similar arrangement, or any new or amended agreement regarding employee compensation, deferred compensation or severance or termination arrangements, other than (x) as required pursuant to the terms of any existing employee benefit or compensation plan or contract, (y) in the case of any non-executive employee, in the ordinary course of business consistent with past practice or (z) as agreed in connection with the RSA, (B) increase the compensation, bonus opportunity or other benefits payable to any of their respective directors, officers, employees or individual independent contractors (including former directors, officers, employees or individual independent contractors) or (C) grant any change in control, severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers, employees or individual independent contractors (including former directors, officers, employees or individual independent contractors) other than severance or termination pay in the ordinary course of business consistent with past practice for terminated employees in exchange for a general release of claims or other customary covenants;

(vi)    give effect to a capital expenditure contracted for following the date hereof that is not expressly contemplated in the Business Plan;

(vii)    enter into any Affiliate Agreements, except to the extent not prohibited by the DIP Credit Agreement regardless of whether or not such DIP Credit Agreement is yet or remains in effect;

(viii)    declare, set aside or pay any dividends or purchase, redeem, or otherwise acquire, except in connection with the Plan, any shares of its capital stock, except to the extent not prohibited by the DIP Credit Agreement regardless of whether or not such DIP Credit Agreement is yet or remains in effect;

(ix)    issue, deliver, grant, sell, pledge or otherwise encumber any of its capital stock or any convertible securities into its capital stock or any of its assets, except to the extent required by the DIP Credit Agreement, to the extent required by the Bankruptcy Court or to the extent not prohibited by the DIP Credit Agreement regardless of whether or not such DIP Credit Agreement is yet or remains in effect;

(x)    make, change or rescind any material election relating to Taxes, change the classification for income tax purposes of the Company or any of its subsidiaries, change any accounting period for tax purposes, file any material amended Tax return, settle any audit or other proceeding relating to a material Tax, surrender any right to claim a material refund of Taxes, seek any Tax ruling from any taxing authority or take any other action, or fail to take an action, if such action or failure would reasonably be expected to result in, individually or in the aggregate, material adverse Tax consequences with respect to a taxable period (or any part of a taxable period) after the Plan Effective Date;

(xi)    become a party to, establish, adopt, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xii)    amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), other than as contemplated by this Agreement, the Plan, the RSA or the other transactions contemplated thereby or as approved by the Bankruptcy Court;

(xiii)    make any loans, advances or capital contributions to, or investments in, any other Person, except to the extent not prohibited by the DIP Credit Agreement regardless of whether or not such DIP Credit Agreement is yet or remains in effect;

(xiv)    settle any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its subsidiaries, except to the extent permitted by the DIP Credit Agreement regardless of whether or not such DIP Credit Agreement is yet or remains in effect; or

(xv)    except as permitted above, agree, resolve or commit to do any of the foregoing.

(j)    Access to Information. The Company and each of its subsidiaries shall (i) afford the Commitment Parties and their respective representatives, upon the reasonable request and notice of at least three (3) Business Days, a status call with senior management of the Company and its subsidiaries and (ii) during such period, furnish promptly to such parties all reasonable information concerning the Company and its subsidiaries’ business and properties as may reasonably be requested by any such party, such information to be consistent with the information required to be provided pursuant to the DIP Credit Agreement, and directly related to a stated purpose for such request, provided that the foregoing shall not require the Company (x) to disclose any legally privileged information of the Company or (y) to violate any applicable laws or orders.

(k)    [Reserved]

(l)    Alternative Restructuring Transactions.

(i)    Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 7(l)(ii), the Company and its subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives, shall have the right to receive and discuss and/or analyze Alternative Restructuring Proposals, but none of the Company or its subsidiaries shall request or authorize any of the foregoing to solicit an Alternative Restructuring Proposal, offer, indication of interest or inquiry for one or more Alternative Restructuring Proposals; provided, that if the Company or any of its subsidiaries, receives an unsolicited Alternative Restructuring Proposal, then the Company shall (A) within one (1) Business Day of receiving such proposal, provide counsel to the Commitment Parties with all documentation received in connection with such Alternative Restructuring Proposal, which shall be subject to professional eyes only unless otherwise authorized by the Company; (B) provide counsel to the Commitment Parties with regular updates as to the status and progress of such Alternative Restructuring Proposal; (C) respond promptly to reasonable information requests and questions from counsel to the Commitment Parties relating to such Alternative Restructuring Proposal; and (D) if the Company or any of its subsidiaries decides, in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal in accordance with Section 7(l)(ii), the Company shall give prompt written notice (with email being sufficient) thereof to the Commitment Parties.

(ii)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company (including in its capacity as a Debtor) or any of its subsidiaries or the Governing Body (as such term is defined in the RSA) of the Company or any of its subsidiaries, or its or their respective directors, managers, and officers, to take any action or to refrain from taking any action to the extent such person or persons determines, based on the advice of counsel, that taking or failing to take such action (including, without limitation, the termination of this Agreement under Section 13) would be inconsistent with applicable Law or its or their respective fiduciary obligations under applicable Law. The Company or its subsidiaries shall give prompt written notice to the Commitment Parties of any determination made in accordance with this Section 7(l). This Section 7(l) shall not impede any Party’s right to terminate this Agreement pursuant to Section 13 of this Agreement, including on account of any action or inaction the Company or any of its subsidiaries or a Governing Body of the Company or its subsidiaries may take pursuant to this Section 7(l).

(iii)    Nothing in this Agreement shall: (a) impair or waive the rights of the Company or any of its subsidiaries to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent the Company from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

(m)    U.S. Coastwise Trade. Each of (x) the Company, (y) any subsidiary which owns, bareboat charters or operates, or will own, bareboat charter or operate, any U.S. Vessel engaged in the U.S. Coastwise Trade, and (z) any subsidiary (i) having an ownership interest in any subsidiary which owns, bareboat charters or operates, or will own, bareboat charter or operate, any such U.S. Vessel and (ii) which the Company relies upon to establish that such U.S. Vessel is or will be owned, bareboat chartered or operated in compliance with the U.S. Citizen requirements of the Jones Act shall be, and at all times at which such entity shall own, bareboat charter or operate any such U.S. Vessel, or shall have an ownership interest in any subsidiary which owns, bareboat charters or operates any such U.S. Vessel, as the case may be, shall remain a U.S. Citizen.

(n)    U.S. Vessel Operation and Registration.

(i)    The Company and its subsidiaries will: (y) maintain each U.S. Vessel owned by it, other than vessels identified as undocumented or planned for re-flagging in each case, as provided on Section 7(n)(i) of the Company Disclosure Schedules, documented in its name under the laws and flag of the United States with a coastwise endorsement, and not do, omit to do or allow to be done anything as a result of which such documentation and coastwise endorsement might be cancelled or imperiled; and (z) except in the ordinary course, not change the name of any U.S. Vessel owned by it.

(ii)    Except with respect to Stacked Vessels and vessels set forth on Section 7(n)(ii) of the Company Disclosure Schedule, the Company and its subsidiaries shall keep each U.S. Vessel owned by it in a good and safe condition and state of repair in all material respects: (w) consistent with standards generally followed in the domestic offshore supply vessel industry (ordinary wear and tear excepted); (y) so as to comply with all Laws applicable to such U.S. Vessel; and (z) with all Operating Certificates required for the operation of such U.S. Vessel in full force and effect based on the use of the U.S. Vessel.

(iii)    Neither the Company nor any subsidiary will cause or permit any U.S. Vessel (or any other vessel it owns or operates) to be operated in any manner contrary to Law or engage in any unlawful trade or violate any Law or carry any cargo that will expose any such U.S. Vessel or vessel to penalty, confiscation, forfeiture, capture or condemnation that, in each case, would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(iv)    For purposes of this Agreement, “Operating Certificates” means, with respect to a U.S. Vessel, to the extent required by applicable Law based on the use of such U.S. Vessel: (A) a Certificate of Inspection issued by the U.S. Coast Guard; (B) a load line certificate; (C) a tonnage certificate; (D) a Certificate of Financial Responsibility issued under the Oil Pollution Act 1990; and (E) all other trading certificates required for such U.S. Vessel.

(o)    ABL Redemption Fee. For so long as this Agreement remains in effect and has not been terminated, the parties agree that the ABL Redemption Fee shall receive the treatment set forth in the DIP Orders and the Plan.

(p)    Management Incentive Plan; Employment Agreements. The Reorganized Company shall adopt and implement, effective as of the Plan Effective Date, the Management Incentive Plan in accordance with the terms and conditions set forth in the Management Incentive Plan Term Sheet, and the Company and/or a subsidiary of the Company shall, as of the Plan Effective Date, execute and deliver to the applicable executive officers counterparts to employment agreements with each of the Company’s top five executive officers on the terms and conditions set forth in the Executive Employment Agreement Term Sheet.

Section 8.    ADDITIONAL COVENANTS OF THE COMMITMENT PARTIES. Each of the Commitment Parties agrees with the Company, severally and not jointly, as follows:

(a)    Approvals. Except as set forth in this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Commitment Parties shall use reasonable efforts to reasonably promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Company as to the appropriate time of filing such documentation and its content and requesting early termination of any waiting period associated with any filing pursuant to the HSR Act) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any Governmental Entity under any Antitrust Laws, the NISPOM or the DPA, that are necessary or advisable (as determined by the Debtors and the Required Commitment Parties) to consummate and make effective the transactions contemplated by this Agreement.

Section 9.    SUPPORT OF PLAN. Each Commitment Party agrees that, for the duration of the Agreement Effective Period, such Commitment Party shall comply with the RSA.

Section 10.    CONDITIONS TO THE OBLIGATIONS OF THE COMMITMENT PARTIES. The obligations of the Commitment Parties to purchase Rights Offering Shares and Backstop Shares pursuant hereto on the Plan Effective Date are subject to the satisfaction of the following conditions (unless waived by the Required Commitment Parties):

(a)    Plan and Confirmation Order. The Plan, as approved, and the Confirmation Order, as entered by the Bankruptcy Court and which shall have become a Final Order, shall each be consistent in all material respects with the RSA, New Corporate Governance Term Sheet, Exit First Lien Facility Term Sheet, Exit Second Lien Facility Term Sheet, Definitive Documents, or otherwise with such amendments, modifications or changes that are approved by the Required Commitment Parties in writing (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, DIP Exit Backstop Premium, Backstop Commitment Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Equity (or Jones Act Warrants issued in lieu thereof), or the means of implementation of the Plan, in each case shall be deemed to be material).

(b)    Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan and the Confirmation Order shall have been satisfied in all material respects in accordance with the terms of the Plan or waived by the Required Commitment Parties in writing (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, DIP Exit Backstop Premium, Backstop Commitment Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Equity (or Jones Act Warrants issued in lieu thereof), or the means of implementation of the Plan, in each case shall be deemed to be material), and the Plan Effective Date shall have occurred.

(c)    Rights Offering. The Reorganized Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering Procedures, and the Subscription Expiration Deadline shall have occurred (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, DIP Exit Backstop Premium, Backstop Commitment Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Equity (or Jones Act Warrants issued in lieu thereof), or the means of implementation of the Plan, in each case shall be deemed to be material).

(d)    Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entities required under the HSR Act or any other Antitrust Laws, the Jones Act or any other applicable Law, shall have occurred, and all other notifications, consents, authorizations and approvals required (or, with respect to the DPA, advisable (as determined by the Debtors and the Required Commitment Parties)) to be made or obtained from any Governmental Entities under any Antitrust Law, the DPA, the NISPOM, the Jones Act or any other applicable Law shall have been made or obtained for the transactions contemplated by this Agreement, including the receipt of confirmation from the U.S. Coast Guard and the U.S. Maritime Administration that the transactions contemplated by this Agreement will not affect the status of the Company as a U.S. Citizen.

(e)    Funding Notice. The Commitment Parties shall have received a Funding Notice in accordance with Section 1(g).

(f)    Valid Issuance. The Rights Offering Shares and the Backstop Shares shall be, upon (i) payment of the aggregate purchase price as provided herein and (ii) the Plan Effective Date, validly issued and outstanding, and free and clear of all Taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights, except as set forth herein, and other than liens pursuant to applicable securities laws.

(g)    No Restraint. No judgment, injunction, decree or other legal restraint or applicable Law shall be in effect that prohibits the consummation of the Restructuring Transactions.

(h)    Representations and Warranties.

(i)     The representations and warranties of the Company contained in Sections 5(a), (b), (c), (d), (e), (f), (j), (k), (l), (n), (o), (p), (q), (r), (s), (t), (v) and (y)(i) – (v) and (vii), (z), (aa), (bb)(ii), (cc), (dd)(i) and (gg) (A) qualified as to “materiality”, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases shall be true and correct in all respects, and (B) those not so qualified shall be true and correct in all material respects, in each case, on and as of the date hereof and on and as of the Plan Effective Date as if made on and as of such date (or, to the extent made as of a specific date, as of such date); and

(ii)    all other representations and warranties of the Company contained in Section 5 shall be true and correct (without giving effect to any qualification set forth therein as to “materiality”, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) on and as of the date hereof and on and as of the Plan Effective Date as if made on and as of such date (or, to the extent made as of a specific date, as of such date), except, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)    Covenants. The Reorganized Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Plan Effective Date.

(j)    Expenses and Premiums. All Consenting Creditor Fees and Expenses (as defined in the RSA), Expense Reimbursement, premiums and other amounts, including the Backstop Commitment Premium, required to be paid or reimbursed by the Reorganized Company to or on behalf of the Commitment Parties as of the Plan Effective Date shall have been so paid or reimbursed (or shall be paid concurrently with the occurrence of the

Plan Effective Date) in accordance with the terms of this Agreement, the Plan or the RSA, as applicable.

(k)    Material Adverse Effect. Since December 31, 2018, except for the Chapter 11 Cases and any adversary proceedings or contested motions in connection therewith, there shall not have occurred, and there shall not exist, any change, event, circumstance, effect, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)    Officer’s Certificate. The Commitment Parties shall have received on and as of the Plan Effective Date a certificate of the chief executive officer or chief financial officer of the Company, in his or her capacity as such and not in his or her individual capacity, confirming that the conditions set forth in Section 10(g), Section 10(h), Section 10(i) and Section 10(k) have been satisfied.

(m)    Management Incentive Plan; Employment Agreements. The Reorganized Company shall have adopted and implemented, effective as of the Plan Effective Date, the Management Incentive Plan in accordance with the terms and conditions set forth in the Management Incentive Plan Term Sheet, and the Company and/or a subsidiary of the Company and each of the Company’s top five executive officers shall have each executed and delivered to one another counterparts to, and shall have entered into, employment agreements on the terms and conditions set forth in the Executive Employment Agreement Term Sheet.

Section 11.    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to issue the Rights Offering Shares and the Backstop Shares pursuant to this Agreement are subject to satisfaction of the following conditions (unless waived by the Company):

(a)    Plan and Confirmation Order. The Plan, as approved, and the Confirmation Order, as entered by the Bankruptcy Court and which shall have become a Final Order, shall each be consistent in all material respects with the RSA, New Corporate Governance Term Sheet, Exit First Lien Facility Term Sheet, Exit Second Lien Facility Term Sheet, Definitive Documents, or otherwise with such amendments, modifications or changes that are approved by the Required Commitment Parties in writing (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, DIP Exit Backstop Premium, Backstop Commitment Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Equity (or Jones Act Warrants issued in lieu thereof), or the means of implementation of the Plan, in each case shall be deemed to be material).

(b)    Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan and the Confirmation Order shall have been satisfied in all material respects in accordance with the terms of the Plan or waived by the Required Commitment Parties in writing (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, DIP Exit Backstop Premium,

Backstop Commitment Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Equity (or Jones Act Warrants issued in lieu thereof), or the means of implementation of the Plan, in each case shall be deemed to be material), and the Plan Effective Date shall have occurred.

(c)    Rights Offering. The Reorganized Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering Procedures, and the Subscription Expiration Deadline shall have occurred (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, DIP Exit Backstop Premium, Backstop Commitment Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Equity (or Jones Act Warrants issued in lieu thereof), or the means of implementation of the Plan, in each case shall be deemed to be material).

(d)    Funding Amount. Each Commitment Party shall have wired its portion of the Unsecured Funding Amount or Secured Funding Amount, as applicable, into the bank account so designated by the Company.

(e)    Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entities required under the HSR Act or any other Antitrust Laws, the Jones Act or any other applicable Law, shall have occurred and all other notifications, consents, authorizations and approvals required (or, with respect to the DPA, advisable (as determined by the Debtors and the Required Commitment Parties)) to be made or obtained from any Governmental Entities under any Antitrust Law, the DPA, the NISPOM, the Jones Act or any other applicable Law shall have been made or obtained for the transactions contemplated by this Agreement, including the receipt of confirmation from the U.S. Coast Guard and the U.S. Maritime Administration that the transactions contemplated by this Agreement result in the Company remaining a U.S. Citizen.

(f)    Representations and Warranties. The representations and warranties of the Commitment Parties set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the date hereof and on and as of the Plan Effective Date as if made on and as of such date (or, to the extent given as of a specific date, as of such date).

(g)    Covenants. The Commitment Parties shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Commitment Parties on or prior to the Plan Effective Date.

(h)    No Restraint. No judgment, injunction, decree or other legal restraint shall be in effect that prohibits the consummation of the Restructuring Transactions.

Section 12.    SURVIVAL. The representations, warranties, covenants and agreements made in this Agreement will not survive the Plan Effective Date, except that the covenants and agreements made in this Agreement that by their terms are to be satisfied after the Plan Effective Date shall survive until satisfied in accordance with their terms, subject to termination pursuant to Section 13. Notwithstanding the termination of this Agreement pursuant to Section 13, the agreements and obligations of the Parties in Sections 2(b), 2(c), 13(f), 13(g), 14 through 22 and 25 shall survive such termination and shall continue in full force and effect for the benefit of the parties hereto in accordance with the terms hereof.

Section 13.    TERMINATION.

(a)    Termination. This Agreement may be terminated by (i) by the mutual written consent of the Company and the Required Commitment Parties by written notice to the other such Party(ies) or (ii) either the Company or the Required Commitment Parties if the Plan Effective Date has not occurred on or prior to the date that is seventy-five (75) days after the Petition Date (the “Outside Date”), subject to the extension of such Outside Date pursuant to Section 4 or by mutual agreement of the Required Commitment Parties and the Company in writing (with email being sufficient); provided that if, prior to the Outside Date, all conditions precedent to effectiveness of the Plan (as provided therein) and to this Agreement have in each case been satisfied or waived, as applicable, or, for conditions that by their nature are to be satisfied on the Plan Effective Date, shall then be capable of being satisfied, except for the conditions set forth in Sections 10(d) and 11(e) because the Company Parties (as defined in the RSA) have not received all required regulatory and competition act consents or approvals, or the waiting periods therefor have not expired, under any applicable jurisdiction, the Outside Date shall be automatically extended until the earlier of (x) ninety (90) calendar days and (y) five (5) Business Days after the date on which all such required regulatory and competition act consents and approvals are received and the waiting periods thereof have expired, or to such other time as agreed between the Required Commitment Parties and the Company in writing (with email being sufficient).

(b)    Termination by the Company. The Company may terminate this Agreement by written notice to each Commitment Party upon the occurrence and during the continuance of any of the following:

(i)    any Commitment Party shall have breached any representation, warranty, covenant or other agreement made by such Commitment Party in this Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 11(d), Section 11(f) or Section 11(g), if continuing on the Plan Effective Date, being satisfied and such breach or inaccuracy is not cured by such Commitment Party by the earlier of (1) the tenth (10th) Business Day after the giving of notice thereof to such Commitment Party by the Company and (2) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section if it is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 10 being satisfied; and provided, further, that prior to the Company being permitted to terminate the

Agreement under this Section each of the other non-breaching Commitment Parties shall have the right, but not the obligation, to assume its pro rata share of such breaching Commitment Party’s Backstop Commitment in accordance with Section 4, in which case (to the extent the full amount of such breaching Commitment Party’s Backstop Commitment is assumed by the non-breaching Commitment Parties) the Company shall not have the right to terminate this Agreement pursuant to this Section;

(ii)    subject to prior compliance by the Company and its subsidiaries with the terms of Section 7(l), the Governing Body of the Company reasonably determining in good faith based upon the advice of outside counsel that failing to enter into an Alternative Restructuring Proposal would be inconsistent with the exercise of its fiduciary duties under applicable law of the State of Delaware;

(iii)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring Transactions;

(iv)    the Bankruptcy Court denies entry of the Backstop Commitment Agreement Order or any order approving this Agreement, or the RSA is reversed, stayed, dismissed or vacated; or

(v)    the RSA has been terminated in accordance with its terms other than a termination under Section 14.04(a) thereof.

(c)    Termination by the Required Commitment Parties. The Required Commitment Parties may terminate this Agreement by written notice to the Company upon the occurrence and during the continuance of any of the following:

(i)    the Company or the Reorganized Company shall have breached any representation, warranty, covenant or other agreement made thereby in this Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 10(f), Section 10(h) or Section 10(i), if continuing on the Plan Effective Date, being satisfied and such breach or inaccuracy is not cured by such Debtor by the earlier of (1) the tenth (10th) Business Day after the giving of notice thereof to the Company by the Required Commitment Parties and (2) the Outside Date; provided that the Required Commitment Parties shall not have the right to terminate this Agreement pursuant to this Section if any Commitment Party is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 11 being satisfied;

(ii)    the Debtors breach in any material respect the terms of Section 7(b) or Section 7(l) of this Agreement;

(iii)    (A) the Debtors file any pleading, motion or document with the Bankruptcy Court proposing or seeking approval of an Alternative Restructuring Proposal, (B) the Bankruptcy Court approves or authorizes an Alternative

Restructuring Proposal request at the request of any party in interest, or (C) the Company, its subsidiaries or any of its Affiliates enters into any contract or written agreement in principle providing for the consummation of any Alternative Restructuring Proposal (or the public announcement of any of the foregoing);

(iv)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring Transactions, the Rights Offering, or any material aspect of the transactions contemplated by the RSA or this Agreement;

(v)    the RSA has been terminated in accordance with its terms other than a termination under Section 14.04(a) thereof;

(vi)    the occurrence of an “Event of Default” (as defined under the DIP Credit Agreement) that has not been waived or timely cured in accordance therewith for more than three (3) days;

(vii)    any of the Chapter 11 Cases, other than with respect to HOS WELLMAX Services, LLC, shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court has entered an order in any of the Chapter 11 Cases appointing an examiner or trustee with expanded powers to oversee or operate the Debtors in the Chapter 11 Cases; or

(viii)    Any member of the Hornbeck family, HFR, LLC, Hornbeck Family Ranch, LP or any other trust owned or controlled by the Hornbeck family seeks to terminate, or objects to the assumption or seeks to compel the rejection by the Debtors of, the License Agreement (other than the entry into the Amended and Restated License Agreement on the Plan Effective Date) or otherwise seeks to interfere with the Debtors’ use of any Intellectual Property Rights of the Debtors or takes any other action (whether in the Chapter 11 Cases or otherwise) that is inconsistent with the transactions contemplated herein, in the RSA and in the Plan.

(d)    Termination by the Required Secured Commitment Parties. The Required Secured Commitment Parties may terminate this Agreement by written notice to the Company (i) upon the occurrence and during the continuance of a material breach by any of the Unsecured Commitment Parties of any representation, warranty, covenant or other agreement made thereby in this Agreement or the RSA that has not been waived or cured with ten (10) Business Days after written notice thereof or (ii) if the RSA has been terminated in accordance with its terms other than a termination under Section 14.04(a) thereof.

(e)    Termination by the Required Unsecured Commitment Parties. The Required Unsecured Commitment Parties may terminate this Agreement by written notice to the Company (i) upon the occurrence and during the continuance of a material breach by any of the Secured Commitment Parties of any representation, warranty, covenant or other agreement made thereby in this Agreement or the RSA that has not been waived or cured with ten (10) Business Days after written notice thereof or (ii) if the RSA has been terminated in accordance with its terms other than a termination under Section 14.04(a) thereof.

(f)    Effect of Termination. Subject to Section 12, upon termination of this Agreement, each party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the transactions contemplated hereby or otherwise, that it would have been entitled to take had it not entered into this Agreement. Notwithstanding anything contained herein, if this Agreement is terminated as a result of a breach of this Agreement by a party hereto, such party shall not be released and shall remain liable for any damages resulting from such termination.

(g)    Termination Payment. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated for any reason in accordance with the terms hereof, then, as promptly as practicable and in any event no later than two (2) Business Days following such termination, the Company shall pay or cause to be paid to the Commitment Parties that are not (x) Defaulting Commitment Parties or (y) Commitment Parties whose breach of this Agreement caused its termination by another Party, (i) a non-refundable cash payment in an aggregate amount equal to the cash equivalent of the Backstop Commitment Premium (pro rata in accordance with their Backstop Commitment Percentages, excluding the Backstop Commitment Percentage of any (A) Defaulting Commitment Party or (B) Commitment Party whose breach of this Agreement caused its termination by another Party) and (ii) any filing fees or other similar costs, fees or expenses associated with the matters contemplated by Sections 7(h) or 8(a), as well as the Expense Reimbursement pursuant to Section 2(c) (Expense Reimbursement) (in each case, excluding any such fees or other expenses referenced in this clause (ii) of any (A) Defaulting Commitment Party or (B) Commitment Party whose breach of this Agreement caused its termination by another Party); provided that any invoices shall not be required to contain individual time detail (collectively, “Transaction Expenses”).

Section 14.    INDEMNIFICATION OBLIGATIONS.

(a)    Company Indemnity. Following entry by the Bankruptcy Court of the Backstop Commitment Agreement Order, but effective as of the date hereof, the Reorganized Company (the “Indemnifying Parties”) shall indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties, except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitments, the Rights Offering, the payment of the Backstop Commitment Premium or the use of the proceeds of the Rights Offering, the Transaction Expenses or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company or its equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) as to any Defaulting Commitment Party or any Indemnified Person related thereto, caused by such default by such Commitment Party, or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

(b)    Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (A) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (B) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Section 14. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company shall have sole control over any Tax controversy or Tax audit.

(c)    Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party. If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 14. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)    Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 14(a), then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed, with respect to the Commitment Parties, to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Rights Offering Shares in the Rights Offering contemplated by this Agreement and the Plan, bears to (ii) the Backstop Commitment Premium paid or proposed to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

(e)    Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Section 14 shall, to the extent permitted by applicable law, be treated for all Tax purposes as adjustments to the purchase price for the Rights Offering Shares subscribed for by such Indemnified Person in the Rights Offering and the Backstop Shares purchased by such Indemnified Person. The provisions of this Section 14 are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement, and the obligations of the Company under this Section 14 shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code and are payable without further order of the Bankruptcy Court, and the Company may comply with the requirements of this Section 14 without further order of the Bankruptcy Court.

Section 15.    NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent via electronic mail (with acknowledgment received), (c) five (5) days after being deposited with the United States Post Office, by registered or certified mail (return receipt requested), postage prepaid, or (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party hereto may have specified by like notice):

If to a Consenting Secured Lender, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	Damian S. Schaible
Harold Birnbaum
Darren S. Klein
Email:	damian.schaible@davispolk.com
harold.birnbaum@davispolk.com
darren.klein@davispolk.com

If to a Consenting Unsecured Noteholder, to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention:	Gerard Uzzi
Brett Goldblatt
James Ball
Email:	guzzi@milbank.com

bgoldblatt@milbank.com
jball@milbank.com

If to the Company, to:

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

Attention:	Samuel Giberga
Email:	Samuel.giberga@hornbeckoffshore.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	Ryan Blaine Bennett. P.C.
Matthew R. Pacey, P.C.
Bryan Flannery
Email:	ryan.bennett@kirkland.com
matt.pacey@kirkland.com
bryan.flannery@kirkland.com

Section 16.    ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the Company, with respect to any assignment by any Commitment Party, or the Required Commitment Parties, with respect to any assignment by the Company. Notwithstanding the previous sentence, the Commitment Parties’ obligations hereunder may be assigned, delegated or transferred, in whole or in part, without the Company’s consent by any Commitment Party in accordance with the terms of Section 3 or Section 4. Any purported assignment in violation of this Section 16 shall be void ab initio and of no force or effect. For the avoidance of doubt, except as provided herein, any Subscription Rights in the Rights Offering shall not be separately assigned, delegated, transferred or otherwise detached from Allowed Claims and may only be assigned, delegated or transferred in the manner as permitted herein, together with the applicable Allowed Claims. Except solely with respect to Indemnified Persons as set forth in Section 14 and the financial advisors and investment bankers as set forth in the final sentence of Section 6(f), each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

Section 17.    COMPLETE AGREEMENT. This Agreement is the “Backstop and Direct Investment Agreement” referred to in the RSA and this Agreement (including the exhibits, the schedules, and the other documents and instruments referred to herein and in the RSA) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties hereto and the RSA will continue in full force and effect.

Section 18.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (including the exhibits and schedules hereto), or the negotiation, execution, termination, performance or nonperformance of this Agreement (including the exhibits and schedules hereto), shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof, and, to the extent applicable, the Bankruptcy Code. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; provided that upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall be the sole Chosen Court. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 19.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto (including via electronic mail or other electronic transmission), it being understood that each party need not sign the same counterpart.

Section 20.    CONSENT OR APPROVAL OF THE COMMITMENT PARTIES. Whenever this Agreement refers to any consent or approval to be given by, or determination to be made by, the Commitment Parties, unless otherwise expressly provided in any particular instance, such reference shall be deemed to require the consent, approval or determination of the Required Commitment Parties only (and not any other Commitment Parties).

Section 21.    AMENDMENTS AND WAIVERS.

(a)    This Agreement may be amended, modified or supplemented and the terms and conditions of this Agreement may be waived, only by a written instrument (with email being sufficient) signed by the Company and the Required Commitment Parties and subject, to the extent required after the Petition Date, to the approval of the Bankruptcy

Court; provided that any modification of, or amendment or supplement to, this Agreement that would have the effect of (i) materially and adversely affecting any Commitment Party in a manner that is disproportionate to any other Commitment Party, (ii) increasing the aggregate purchase price to be paid by any of the Commitment Parties in respect of the Commitment Party Shares, (iii) increasing or decreasing any Commitment Party’s Backstop Commitment Percentage (as set forth on Schedule 1) (other than as a result of a permitted transfer to which such Commitment Party is a party or pursuant to Section 4 hereof), (iv) changing the terms of or the conditions to payment of the Backstop Commitment Premium, (v) amending, modifying or supplementing the terms of Section 13 (or any other amendment, modification or supplement in respect of the matters governed by Section 13) or (vi) modifying this Section 21, shall require the prior written consent of each Commitment Party.

(b)    No delay on the part of any party hereto in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party hereto otherwise may have at law or in equity.

Section 22.    SPECIFIC PERFORMANCE; DAMAGES. The parties hereto acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and, accordingly, the parties hereto agree that in addition to any other remedies to which they are entitled at law or in equity, each party hereto will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond. Unless otherwise expressly stated in this Agreement, no right or remedy in this Section 22 is intended to be exclusive or to preclude a party hereto from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 23.    OTHER INTERPRETIVE MATTERS.

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) any reference in this Agreement to “$” shall mean U.S. dollars; (iii) all exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any exhibit or schedule but not otherwise defined therein shall be defined as set forth in this Agreement; (iv) words imparting the singular number only shall include the plural and vice versa; (v) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (vi) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (viii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified. Unless the context otherwise requires, references herein to the “Company” after the Plan Effective Date shall be deemed to be references to the Reorganized Company and references to the “Reorganized Company” prior to the Plan Effective Date shall be deemed to be references to the Company, in each case for all purposes of this Agreement. For purposes of this Agreement, (A) “Reorganized Company” means Reorganized Hornbeck and (B) “subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (x) owns, directly or indirectly, more than fifty percent (50%) of the capital stock or equity interests, (y) has the power to elect a majority of the board of directors or similar governing body or (z) has the power to direct the business and policies.

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 24.    JONES ACT COMPLIANCE.

(a)    Notwithstanding anything to the contrary set forth herein, if and to the extent required to satisfy the Jones Act Restriction and in order to maintain Jones Act Compliance, and solely to such extent, the Company, in consultation with the Required Commitment Parties, and without the consent of the transferee, shall have the authority to reallocate any New Equity as Jones Act Warrants in order to maintain Jones Act Compliance such that holders of Allowed Claims exercising Subscription Rights or Backstop Commitments pursuant to this Agreement and the Rights Offering Procedures that are Non-U.S. Citizens shall receive, on a proportionate basis with each other Non-U.S. Citizen (i.e., each Non-U.S. Citizen shall receive the same proportion of New Equity and Jones Act Warrants as each other Non-U.S. Citizen) otherwise entitled to receive New Equity pursuant to this Agreement, the Rights Offering Procedures and the transactions contemplated by the Plan, Jones Act Warrants in lieu of all or a portion of such shares of New Equity in an amount such that, in the aggregate with all other Non-U.S. Citizens affected by this Section 24 and all Non-U.S. Citizens entitled to receive New Equity under the Plan, the Jones Act Restriction is satisfied, as further described in the Plan; provided that, any Commitment Party may, in its sole discretion, receive Jones Act Warrants in lieu of any portion of New Equity that such Commitment Party is entitled to receive under the Plan, the Rights Offering Procedures and this Agreement. For the avoidance of doubt, any holder of Allowed Claims to which Jones Act Warrants are issued shall remain obligated to pay the same purchase price therefor and to make such payment at the same time and otherwise on the same terms and conditions as if such holder were purchasing shares of New Equity pursuant hereto. Such Jones Act Warrants shall have the terms and be subject to the restrictions as are set forth in the Plan. The consultation rights of the Required Commitment Parties under this Section 24 shall include the right to receive periodically during the Debtors’ process of reviewing U.S. Citizenship Affidavits reports reflecting the Debtors’ preliminary and final determinations as to whether individual holders of Allowed Claims are U.S. Citizens or Non-U.S. Citizens, but it shall not afford the Required Commitment Parties any consent or approval rights with respect to the Debtors’ final determination regarding the status of any individual holder of an Allowed Claim as a U.S. Citizen or a Non-U.S. Citizen.

(b)    For purposes of this Agreement, the following terms have the following meanings:

(i)    “Jones Act” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

(ii)    “Jones Act Compliance” means compliance by the Company with the U.S. citizenship requirements of the Jones Act to be eligible to own and operate U.S. Vessels in the U.S. Coastwise Trade and the requirements for documenting U.S. Vessels with coastwise endorsements.

(iii)    “Jones Act Restriction” means in no event shall Non-U.S. Citizens own, in the aggregate, more than 24% of the total number of issued and outstanding shares in any class or series of the capital stock of the Reorganized Company.

(iv)    “Non-U.S. Citizen” means, any Person which is not eligible and qualified to own and operate U.S. Vessels in U.S. Coastwise Trade; provided that for purposes of the definition of “Jones Act Restriction”, if (i) a Person does not furnish the Requisite Documentation on or before the Distribution Record Date or (ii) such Requisite Documentation has been rejected by the Debtors in consultation with the Required Commitment Parties, then such Person shall be considered a Non-U.S. Citizen for purposes of the Jones Act Restriction.

Section 25.    SEVERAL OBLIGATIONS; NO LIABILITY. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that (1) the representations and warranties of each Commitment Party made in this Agreement are being made on a several, and not joint, basis, (2) the obligations of each Commitment Party under this Agreement are several, and not joint, obligations of each of them and (3) no Commitment Party shall have any liability for the breach of any representation, warranty, covenant, commitment, or obligation by any other Commitment Party. Nothing in this Agreement requires any

Commitment Party to advance capital to any Company Party (as defined in the RSA) or incur any material liability.

Section 26.    FURTHER ASSURANCES. Without in any way limiting any other obligation of the Company or any Commitment Party in this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as the Company or the Required Commitment Parties, as applicable, may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement.

Section 27.    HIGHBRIDGE FUNDS. The parties hereto acknowledge and agree that (i) Highbridge Capital Management, LLC (“Highbridge”) is executing this Agreement as of the date hereof not in an individual capacity, but solely on behalf of its managed funds that are Consenting First Lien Lenders (each a “Highbridge Fund”), and (ii) no later than four (4) Business Days after the date hereof, Highbridge shall (A) cause each Highbridge Fund to execute and deliver to the other parties hereto a counterpart to this Agreement and (B) deliver an updated Schedule 1 setting forth the information contemplated thereby with respect to each Highbridge Fund.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Hornbeck Offshore Services, Inc.

By:	/s/ James O. Harp, Jr.
	Name:	James O. Harp, Jr.
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Backstop Commitment Agreement

[Backstop Commitment Party Signature Pages are on file with the Company]

Signature Page to Backstop Commitment Agreement

Schedule 1

Backstop Commitment Percentages

[Schedule 1 is on file with the Company]

Schedule 2

Debtor Entities

Hornbeck Offshore Services, Inc.

Energy Services Puerto Rico, LLC

HOI Holding, LLC

Hornbeck Offshore International, LLC

Hornbeck Offshore Navegacao, LTDA.

Hornbeck Offshore Operators, LLC

Hornbeck Offshore Services, LLC

Hornbeck Offshore Transportation, LLC

Hornbeck Offshore Trinidad & Tobago, LLC

HOS Holding, LLC

HOS Port, LLC

HOS-IV, LLC

HOS de Mexico, S de R.L. de C.V.

HOS de Mexico II, S de R.L. de C.V.

Exhibit A-1

4(a)(2) Second Lien Rights Offering Procedures

[excluded]

Exhibit A-2

4(a)(2) 2020 Notes Rights Offering Procedures

[excluded]

Exhibit A-3

4(a)(2) 2021 Notes Rights Offering Procedures

[excluded]

Exhibit A-4

1145 Rights Offering Procedures

[excluded]